          As filed with the Securities and Exchange Commission on April 24, 2006
                                      An Exhibit List can be found on page II-1.
                                                     Registration No. 333-131853


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                          ----------------------------
                               AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------


                                 CEREPLAST, INC.
                 (Name of small business issuer in its charter)


            NEVADA                            2650                   91-2154289
(State or other Jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)   Identification No.)



                       3421-3433 WEST EL SEGUNDO BOULEVARD
                           HAWTHORNE, CALIFORNIA 90250
(Address and telephone number of principal executive offices and principal place of business)



             FREDERIC SCHEER, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 CEREPLAST, INC.
                       3421-3433 WEST EL SEGUNDO BOULEVARD
                           HAWTHORNE, CALIFORNIA 90250
                                 (310) 676-5000
            (Name, address and telephone number of agent for service)



                                   Copies to:
                             GREGORY SICHENZIA, ESQ.
                            STEPHEN M. FLEMING, ESQ.
                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                     1065 AVENUE OF THE AMERICAS, 21ST FLR.
                            NEW YORK, NEW YORK 10018
                                 (212) 930-9700
                              (212) 930-9725 (FAX)


                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS OF       AMOUNT TO BE     PROPOSED      PROPOSED         AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED (1)    MAXIMUM       MAXIMUM       REGISTRATION FEE
                                                OFFERING     AGGREGATE
                                               PRICE PER   OFFERING PRICE
                                                 SHARE
--------------------------------------------------------------------------------------------
     Shares of common stock       20,000,000    $0.67(2)   $13,400,000.00          $1,433.80
issuable in connection with
        the Periodic Equity
       Investment Agreement
--------------------------------------------------------------------------------------------
     Shares of common stock        8,000,000    $0.67(2)    $5,360,000.00            $573.52
--------------------------------------------------------------------------------------------
                      Total       28,000,000                                      $2,007.32*
--------------------------------------------------------------------------------------------


      *Previously paid.

(1) Includes shares of our common stock, $.001 par value per share, which may be offered pursuant to this registration statement, which shares are presently outstanding and shares of common stock that are issuable pursuant to the Periodic Equity Investment Agreement entered between our company and Cumorah Capital, Inc.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on February 13, 2006, which was $0.67 per share.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

       PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 21, 2006
                                 CEREPLAST, INC.
                              28,000,000 SHARES OF
                                  COMMON STOCK


      This prospectus relates to the resale by the selling stockholders of 8,000,000 shares of common stock and up to 20,000,000 shares of our common stock pursuant to the Periodic Equity Investment Agreement entered with Cumorah Capital, Inc. ("Cumorah"). The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering.


      We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under our Periodic Equity Investment Agreement with Cumorah. For each share of common stock purchased under the Periodic Equity Investment Agreement, Cumorah will pay 90% of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the notice date. The 10% discount that Cumorah will receive represents an underwriting discount. In order to induce Cumorah into entering the Periodic Equity Investment Agreement and funding an amount of up to $10,000,000, we agreed to issue Cumorah 5,000,000 shares of common stock. All costs associated with this registration will be borne by us.



      Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol CERP. The lowest closing bid price for the five days immediately preceding April 19, 2006 was $0.80.



               INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL
                 RISKS. SEE "RISK FACTORS," BEGINNING ON PAGE 2.


      Cumorah is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Periodic Equity Investment Agreement.

      With the exception of Cumorah, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


      The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Cereplast, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


                                                                            Page
Prospectus summary                                                             3
Risk Factors                                                                   4
Use of Proceeds                                                                8
Market for common equity and related stockholder matters                       8
Management's discussion and analysis of financial condition                    9
Business                                                                      13
Management                                                                    15
Certain relationships and related transactions                                19
Security Ownership and Certain Beneficial Owners and Management               20
Description of securities to be registered                                    20
Indemnification for securities act liabilities                                21
Plan of distribution                                                          21
Selling Stockholders                                                          24
Legal Matters                                                                 39
Experts                                                                       39
Available Information                                                         39
Index To Financial Statements                                                 41

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the secured convertible notes to the financial statements.

                                 CEREPLAST, INC.


      We are a Nevada corporation engaged in the development, manufacture and sale of bio-based resins which are used as substitutes for conventional, petroleum based plastics in a variety of applications, including the manufacture of food service items such as utensils, plates, cups and straws. For the years ended December 31, 2005 and 2004, we generated revenues of $542,699 and $616,508 and incurred a net loss of $1,118,906 and $286,698, respectively. We were incorporated as a Nevada corporation on September 29, 2001


      Our principal offices are located at 3421-3433 West El Segundo Boulevard, Hawthorne, California 90250, and our telephone number is (310) 676-5000. We are a Nevada corporation.


Common stock offered by selling           Includes 8,000,000 shares of common
stockholders                              stock and up to 20,000,000 shares to
                                          be issued under the Periodic Equity
                                          Investment Agreement. In the event
                                          that we draw down $250,000 under the
                                          Periodic Equity Investment Agreement,
                                          which is the maximum permitted advance
                                          within a seven day period, we would be
                                          required to issue 356,125 shares of
                                          common stock on April 19, 2006 based
                                          on a conversion price of $.702.


Common stock to be outstanding after      217,063,262 shares*
the offering


Use of proceeds                           We will not receive any proceeds from
                                          the sale of the common stock
                                          hereunder. We will receive proceeds
                                          from the sale of our common stock
                                          pursuant to the Periodic Equity
                                          Investment Agreement. See "Use of
                                          Proceeds" for a complete description.



Symbol                                    CERP



*The above information regarding common stock to be outstanding after the offering is based on 199,483,262 shares of common stock outstanding as of April 19, 2006.



PERIODIC EQUITY INVESTMENT AGREEMENT



      On February 13, 2006, we entered into a Periodic Equity Investment Agreement with Cumorah. Pursuant to the Periodic Equity Investment Agreement, we may, at our discretion, periodically sell to Cumorah shares of common stock for a total purchase price of up to $10,000,000, which value was based on negotiations between our company and Cumorah. We sought to enter into a financing arrangement for $10,000,000 as we believe this will satisfy our capital requirements for approximately two years.



      Cumorah is irrevocably bound to purchase the requested shares upon receipt of an advance notice from our company as long as a registration statement covering the requested shares is effective, the sale and issuance of the securities is legally permitted, we have filed all reports under the Securities Exchange Act of 1934, our securities are DWAC eligible, we have complied with all material terms of the Periodic Equity Investment Agreement, the trading of our common stock has not been suspended and the amount of the advance shall not exceed 4.99% of our then outstanding shares of common stock. For each share of common stock purchased under the Periodic Equity Investment Agreement, Cumorah will pay 90% of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the notice date. We are not aware of any information which could lead our company to believe the full investment under the Periodic Equity Investment Agreement will not be funded if requested by our company, subject to the terms of the Periodic Equity Investment Agreement.



      For example, assuming that 90% of the lowest closing bid price of our common stock during the five consecutive trading days immediately following a notice date is $0.78, if we request an advance in the amount of $250,000, Cumorah will be entitled to 356,125 shares of our common stock, which is calculated by dividing $250,000 by $0.702.



      We are registering in this offering 20,000,000 shares of common stock to be issued under the Periodic Equity Investment Agreement. Cumorah is restricted from owing in excess of 4.9% of our outstanding common stock. In the event that Cumorah is unable to sell shares of common stock that it acquires under the Periodic Equity Investment Agreement and its ownership equals 4.9% of the our outstanding, then we will not be able to draw down money under the Periodic Equity Investment Agreement. As a result, Cumorah is purchasing shares under the Periodic Equity Investment Agreement with an intent to sell or distribute its shares to the public. In order to induce Cumorah into entering the Periodic Equity Investment Agreement and funding an amount of up to $10,000,000, we issued to Cumorah 5,000,000 shares of our common stock, which was valued at $3,350,000 based on the closing bid price of the common stock of $0.67 on February 13, 2006.


      The shares are issued to Cumorah based on a discount to the market rate. As a result, the lower the stock price around the time Cumorah is issued shares, the greater chance that it receives more shares. This could result in substantial dilution to the interests of other holders of common stock.


      To the extent Cumorah sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cumorah to sell greater amounts of common stock, the sales of which would further depress the stock price. Further, Cumorah may sell shares that are in its possession, including the 5,000,000 shares issued as a commitment fee, during the pricing period which is the five consecutive trading days immediately following the notice date. The purchase price that Cumorah will pay is determined during the pricing period. As a result, Cumorah may sell shares that are in its possession, including the 5,000,000 shares issued as a commitment fee, during the pricing period, which may cause the market price to decrease and, in turn, additional shares to be issued to Cumorah due to a decreased purchase price.


      The significant downward pressure on the price of the common stock as Cumorah sells material amounts of common stocks could encourage short sales by others. This could place further downward pressure on the price of the common stock.

      All of the above securities were issued pursuant to an exemption from registration pursuant to Section 4 (2) of the Securities Act of 1933.

      See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the above financings.

RISK FACTORS

      This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.


RISKS RELATING TO OUR BUSINESS:



WE HAVE A HISTORY OF INCURRING NET LOSSES; WE EXPECT OUR NET LOSSES TO CONTINUE AS A RESULT OF PLANNED INCREASES IN OPERATING EXPENSES; AND, THEREFORE, WE MAY NEVER ACHIEVE PROFITABILITY WHICH MAY CAUSE US TO SEEK ADDITIONAL FINANCING OR TO CEASE OPERATIONS.


      We have a history of operating losses and have incurred significant net losses in each fiscal quarter since our inception. For the years ended December 31, 2005 and 2004, we generated revenues of $542,699 and $616,508 and incurred a net loss of $1,118,906 and $286,698, respectively. We expect to continue to incur net losses and negative cash flows for the foreseeable future. In addition, we anticipate losses to continue because we expect to incur additional costs and expenses related to:


      -     brand development;



      -     marketing and other promotional activities;



      -     expansion of operations;



      -     continued development of products;



      -     implementation of systems to process customers' orders and payments;
            and



      -     development of relationships with strategic business partners.


      We will need to generate significant additional revenue to achieve profitability. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon numerous factors outside of our control, including the market acceptance of our resins and the economy.

      It is possible that we may never achieve profitability and, even if we do achieve profitability, we may not sustain or increase profitability in the future. If we do not achieve sustained profitability, we may be unable to continue our operations.


WE HAVE A LIMITED OPERATING HISTORY, THEREFORE IT IS DIFFICULT TO EVALUATE OUR FINANCIAL PERFORMANCE AND PROSPECTS AND, AS A RESULT, YOU ONLY HAVE LIMITED INFORMATION TO EVALUATE OUR FUTURE PERFORMANCE.


      We have only recently commenced the marketing of our products. We are, therefore, subject to all of the risks inherent in a new business enterprise. Our limited operating history makes it difficult to evaluate our financial performance and prospects. We cannot assure you that in the future we will generate revenues, operate profitably or that we will have adequate working capital to meet our obligations as they become due. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.


BECAUSE OF OUR RECURRING OPERATING LOSSES, STOCKHOLDERS' DEFICIT, WORKING CAPITAL DEFICIT AND NEGATIVE CASH FLOW FROM OPERATIONS OUR AUDITOR HAS RAISED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE OUR BUSINESS


      We have received a report from our independent auditors on our financial statements for fiscal years ended December 31, 2005 and 2004, in which our auditors have included explanatory paragraphs indicating that our recurring net losses, stockholders' deficit, working capital deficit, and negative cash flow from operations cause substantial doubt about our ability to continue as a going concern. By issuing an opinion stating that there is substantial doubt about our ability to continue as a going concern, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations and, further, in order to avoid ceasing our operations, we must either generate additional revenue and/or raise additional funding. If our recurring operating losses, stockholders' deficit, working capital deficit and negative cash flow from operations continue, our business could be materially adversely affected.


IF WE DO NOT OBTAIN FINANCING WHEN NEEDED, OUR BUSINESS WILL FAIL AS WE WILL NOT HAVE SUFFICIENT FUNDS TO FURTHER DEVELOP, MANUFACTURE OR MARKET OUR PRODUCTS



      In order for us to further develop our products, we will need to obtain additional financing in the approximate amount of $1,000,000. As of December 31, 2005, we had cash in the amount of $506,487. Our business plan calls for significant expenses in connection with the development, manufacturing and marketing of our resins. We will also require additional financing if our costs are greater than anticipated. We will require additional financing to sustain our business operations if we are not successful in earning additional revenues. We currently do not have any arrangements for additional financing and we may not be able to obtain financing when required.



THE COMMERCIAL SUCCESS OF OUR BUSINESS DEPENDS ON THE WIDESPREAD MARKET ACCEPTANCE OF PLASTICS MANUFACTURED WITH OUR RESINS AND IF WE ARE UNABLE TO GENERATE INTEREST IN OUR RESINS OR IF THE MANUFACTURERS ARE UNABLE TO GENERATE INTEREST IN ITS PLASTICS PRODUCED WITH OUR RESINS WE WILL BE UNABLE TO GENERATE SALES AND WE WILL BE FORCED TO CEASE OPERATIONS.


      Although there is a developed market for petroleum based plastics, the market for plastics produced with our environmentally friendly resins has yet to develop. Our success will depend on consumer acceptance of these plastics as well as the success of the commercialization of plastics produced with our resins by third parties. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our product in the plastics market. The standard plastics market sector is well established with entrenched competitors with whom we must compete.


WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND WE MAY BE REQUIRED TO EXPEND SIGNIFICANT AMOUNTS OF MONEY AND TIME IN ATTEMPTING TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS OUR COMPETITIVE POSITION IN THE MARKET COULD SUFFER.


      We rely on a combination of trade secret protection and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our patent applications that we may file in the future or for our patent applications we have filed to date, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us, if any, may not afford us any competitive advantage, others may independently develop similar technology and protection of our intellectual property rights may be limited in certain foreign countries. We may be required to expend significant resources to monitor and police our intellectual property rights. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. We have not been in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.


MANAGEMENT AND AFFILIATES OWN ENOUGH SHARES TO CONTROL SHAREHOLDER VOTE WHICH COULD LIMIT THE RIGHTS OF EXISTING OR FUTURE SHAREHOLDERS AND, AS A RESULT, YOU MAY NOT BE ABLE TO INFLUENCE VARIOUS CORPORATE ACTIONS.


      Our executive officers, directors, affiliates and entities controlled by them own approximately 64.17% of the outstanding common stock. As a result, these executive officers and directors will control the vote on matters that require stockholder approval such as election of directors, approval of a corporate merger, increasing or decreasing the number of authorized shares, adopting corporate benefit plans, effecting a stock split, amending our Certificate of Incorporation or other material corporate actions.


WE HAVE NOT YET COMMENCED FULL SCALE PRODUCTION OF OUR RESINS AND IT IS POSSIBLE THAT SOME OF OUR RESINS OR PLASTICS MADE WITH OUR RESINS MAY NOT PERFORM AS WELL AS OTHER RESINS OR CONVENTIONAL PLASTICS

      Individual products produced with our resins may not perform as well as conventional foodservice disposables. We are still developing many of our resins and we have not yet evaluated the performance of all of them. If we fail to develop resins that allow plastics made with our resins to perform comparably to conventional foodservice disposables, this could cause consumers to prefer our competitors' products.



ESTABLISHED MANUFACTURERS IN THE FOODSERVICE DISPOSABLES INDUSTRY COULD IMPROVE THE ABILITY TO RECYCLE THEIR EXISTING PRODUCTS OR DEVELOP NEW ENVIRONMENTALLY PREFERABLE, DISPOSABLE FOODSERVICE CONTAINERS WHICH COULD RENDER OUR TECHNOLOGY OBSOLETE AND COULD NEGATIVELY IMPACT OUR ABILITY TO COMPETE


      We expect to compete with other resin providers as well as plastic manufacturers servicing the food service industry that develop environmentally friendly plastic using technology that does not require resins. Virtually all of the key participants in the food service industry have substantially greater financial and marketing resources at their disposal than we do, and many have well-established supply, production and distribution relationships and channels. Companies producing competitive products utilizing competitive materials may reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of products produced with our resins.

      In addition, several paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their harmful environmental impact, one major basis upon which we intend to compete. A number of companies have introduced or are attempting to develop biodegradable starch-based materials, plastics, or other materials that may be positioned as potential environmentally superior packaging alternatives. We expect that many existing packaging manufacturers may actively seek competitive alternatives to our products and processes. The development of competitive, environmentally attractive, disposable foodservice packaging, whether or not based on our products and technology, could render our technology obsolete and could impair our ability to compete, which would have an adverse effect on our business, financial condition and results of operations.


UNAVAILABILITY OF RAW MATERIALS USED TO MANUFACTURE OUR PRODUCTS, INCREASES IN THE PRICE OF THE RAW MATERIALS, OR THE NECESSITY OF FINDING ALTERNATIVE RAW MATERIALS TO USE IN OUR RESINS COULD DELAY THE INTRODUCTION AND MARKET ACCEPTANCE OF OUR RESINS


      If any raw materials become unavailable, it could delay the commercial introduction and hinder market acceptance of our resins. Polymer lactic acid, which is used in our resins, is not readily available from multiple sources in the public market. We may need to seek alternative sources of raw materials or modify our product formulations if the cost or availability of the raw materials that we currently use become prohibitive.


THE MARKET FOR POLYMER LACTIC ACID IS PRIMARILY CONTROLLED BY NATUREWORKS, LLC, A WHOLLY-OWNED SUBSIDIARY OF CARGILL, INC. AND IF WE ARE TO LOSE NATUREWORKS, LLC AS A SUPPLIER MAY RESULT ION INCREASES IN THE PRICE OF OUR RESINS OR DELAY THE INTRODUCTION AND MARKET ACCEPTANCE OF OUR RESINS


NatureWorks, LLC, a wholly-owned subsidiary of Cargill, Inc., presently manufactures approximately 90% of the commercial polymer lactic acid market. If we are to lose NatureWorks, LLC as a supplier of poly lactic acid, it could delay the commercial introduction, hinder market acceptance of our resins and increase the cost of our resins. We may need to seek alternative sources of polymer lactic acids or modify our product formulations if the cost or availability of polymer lactic acid that we currently use becomes prohibitive.


OUR OPERATIONS ARE SUBJECT TO REGULATION BY THE U.S. FOOD AND DRUG
ADMINISTRATION


      The manufacture, sale and use of resins are subject to regulation by the U.S. Food and Drug Administration (the "FDA"). The FDA's regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food and beverage containers are in compliance with FDA regulations if the components used in the food and beverage containers: (i) are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or (ii) are generally recognized as safe for their intended uses and are of suitable purity for those intended uses. The FDA may find that our resins and all other current and prototype resins are not in compliance with all requirements of the FDA and require additional FDA approval, which could have a material adverse affect on our business operations.


Risks Relating To Our Current Periodic Equity Investment Agreement:



THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR PERIODIC EQUITY INVESTMENT AGREEMENT THAT ARE BEING REGISTERED IN THIS PROSPECTUS AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.


      The issuance and sale of shares upon delivery of an advance by Cumorah pursuant to the Periodic Equity Investment Agreement in the amount up to $10,000,000 is likely to result in substantial dilution to the interests of other stockholders. There is no upper limit on the number of shares that we may be required to issue. This will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock and may result in a change of control of our Company.


WE WERE REQUIRED TO ISSUE 5,000,000 SHARES OF COMMON STOCK TO CUMORAH AS A COMMITMENT FEE PURSUANT TO THE PERIODIC EQUITY INVESTMENT AGREEMENT, WHICH HAS RESULTED IN SUBSTANTIAL DILUTION OF OUR CURRENT STOCKHOLDERS AND UPON EFFECTIVENESS OF THIS PROSPECTUS, CUMORAH MAY SELL THE 5,000,000 SHARES INTO THE MARKET, WHICH MAY RESULT IN A DECREASE IN OUR MARKET PRICE.



In order to induce Cumorah into entering the Periodic Equity Investment Agreement and funding an amount of up to $10,000,000, we were required to issue a commitment fee in the form of 5,000,000 shares of common stock to Cumorah. This resulted in the issuance of 5,000,000 shares of common stock to Cumorah. The issuance of the 5,000,000 shares to Cumorah has resulted in substantial dilution to the interests of other stockholders. In order to be convert this commitment fee into cash, Cumorah has an incentive to sell the shares immediately upon effectiveness of this prospectus, which may result in a decrease in our market price.


THE CONTINUOUSLY ADJUSTABLE PRICE FEATURE OF OUR PERIODIC EQUITY INVESTMENT AGREEMENT COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.



Our obligation to issue shares upon receipt of an advance pursuant to the Periodic Equity Investment Agreement is essentially limitless. The purchase price of the shares purchased under the Periodic Equity Investment Agreement will be equal to 90% of the lowest closing bid price of the common stock for the five consecutive trading days immediately following the notice to advance funds date. As Cumorah will always receive shares at a discount to market, it will have an incentive to sell immediately to realize the gain on the difference. As our market price decreases, Cumorah will sell at an increased pace in order to take advantage of its discount. Further, Cumorah may sell shares that are in its possession, including the 5,000,000 shares issued as a commitment fee, during the pricing period which is the five consecutive trading days immediately following the notice date. The purchase price that Cumorah will pay is determined during the pricing period. As a result, Cumorah may sell shares that are in its possession, including the 5,000,000 shares issued as a commitment fee, during the pricing period, which may cause the market price to decrease and, in turn, additional shares to be issued to Cumorah due to a decreased purchase price. The following is an example of the amount of shares of our common stock issuable in connection with an advance of $250,000 under the Periodic Equity Investment Agreement, based on market prices 25%, 50% and 75% below the market price as of April 19, 2006 of $0.78:



% Below   Price Per                     Number of Shares
market      Share     Discount of 10%       Issuable       Percentage of Stock*
-------   ---------   ---------------   ----------------   ---------------------
25%       $.5265      $.4739            527,593            0.26%
50%       $.3510      $.3159            791,390            0.40%
75%       $.1580      $.1580            1,582,779          0.79%


          *Based upon 199,483,262 shares of common stock outstanding.


      As illustrated, the number of shares of common stock issuable in connection with an advance under the Periodic Equity Investment Agreement will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE SALE OF OUR STOCK UNDER OUR PERIODIC EQUITY INVESTMENT AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND MATERIALLY DILUTE EXISTING STOCKHOLDERS' EQUITY AND VOTING RIGHTS.


In many circumstances the provision of a Periodic Equity Investment Agreement for companies that are traded on the Over-The-Counter Bulletin Board has the potential to cause significant downward pressure on the price of common stock. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our company. Such an event could place further downward pressure on the price of our common stock. Under the terms of our Periodic Equity Investment Agreement we may request numerous drawdowns. Even if we use the Periodic Equity Investment Agreement to grow our revenues and profits or invest in assets which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price despite the fact that Cumorah may only engage in naked short transactions so long as the sales are not in excess of the amount of shares owned by Cumorah. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the stock price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the Periodic Equity Investment Agreement will increase, which will materially dilute existing stockholders' equity and voting rights.


THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING.


The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher than the prices paid by other people participating in this offering.


WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE PERIODIC EQUITY INVESTMENT AGREEMENT WHEN NEEDED


We are to some extent dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the Periodic Equity Investment Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $250,000 per advance. Further, Cumorah is restricted from owing in excess of 4.9% of our outstanding common stock. In the event that Cumorah is unable to sell shares of common stock that it acquires under the Periodic Equity Investment Agreement and its ownership equals 4.9% of the our outstanding, then we will not be able to draw down money under the Periodic Equity Investment Agreement.


RISKS RELATING TO OUR COMMON STOCK:



OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.


      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:


      - that a broker or dealer approve a person's account for transactions in penny stocks; and



      - the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.



In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      - obtain financial information and investment experience objectives of the person; and



      - make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.


The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:


      - sets forth the basis on which the broker or dealer made the suitability determination; and



      - that the broker or dealer received a signed, written agreement from the investor prior to the transaction.


Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS


      This prospectus relates to shares of our common stock that may be offered and sold from time to time by Cumorah. We will receive proceeds in the amount of up to $10,000,000 from the sale of shares of our common stock to Cumorah under the Periodic Equity Investment Agreement, which restricts the use of proceeds to general corporate purposes and prohibits us from using the proceeds for the payment (or loaned to any such person for the payment) of any judgment, or other liability, incurred by any executive officer, officer, director or employee, except for any liability owed to such person for services rendered, or if any judgment or other liability is incurred by such person originating from services rendered our company, or we have indemnified such person from liability.



      The purchase price of the shares purchased under the Periodic Equity Investment Agreement will be equal to 90% of the lowest closing bid price of the common stock for the five consecutive trading days immediately following the notice to advance funds date. Cumorah is restricted from owing in excess of 4.9% of our outstanding common stock of 199,483,262 or approximately 10,500,000 as of April 19, 2006.



      Cumorah presently owns 5,000,000 shares of common stock that we agreed to issue in order to induce Cumorah into entering the Periodic Equity Investment Agreement and funding an amount of up to $10,000,000. As a result of the ownership of the 5,000,000 shares, when calculating the number of shares Cumorah will be entitled to acquire under the Periodic Equity Investment Agreement, Cumorah will only be entitled to acquire 5,500,000 shares as of April 19, 2006. In the event that Cumorah is unable to sell shares of common stock that it acquires under the Periodic Equity Investment Agreement and its ownership equals 4.9% of the our outstanding or approximately 10,500,000 as of April 19, 2006, then we will not be able to draw down money under the Periodic Equity Distribution Agreement. Based on market prices as of April 19, 2006, we may request a maximum advance of $250,000, which would require the issuance of 356,125 shares of common stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

      Our common stock has been quoted on the OTC Bulletin Board under the symbol "CERP.OB." The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.


            Quarter Ended March 31, 2006               High                  Low
                                                       ----                  ---
First Quarter ended March 31, 2006                     $0.78                 $0.30

            Year Ended December 31, 2005               High                  Low
                                                       ----                  ---

Fourth Quarter ended December 31, 2005**               $0.93                 $0.30



** Commencing November 4, 2005


Number of Stockholders


      As of April 19, 2006, there were 165 holders of record of our common stock.


Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

      We have appointed US Stock Transfer Corporation, 1745 Gardena Avenue, Glendale CA 91204-2991, as transfer agent for our shares of common stock.

Equity Compensation Plan Information

As of December 31, 2005:


Plan Category                  Number of shares to be    Weighted-average exercise   Number of shares remaining
                               issued upon exercise of   price of outstanding        available for future
                               outstanding options and   options and warrants        issuance under equity
                               warrants                                              compensation plans
----------------------------   -----------------------   -------------------------   --------------------------
Approved by security holders               -0-                       --                          -0-
Not approved by security                   -0-                       --                      25,000,000
holders
Total                                      -0-                       --                      25,000,000



2004 STOCK OPTION PLAN



GENERAL


The 2004 Stock Option Plan was adopted by the Board of Directors. The Board of Directors has initially reserved 25,000,000 shares of Common Stock for issuance under the 2004 Stock Plan. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the

Internal Revenue Code of 1986 (the "Code") or which are not ("Non-ISOs") intended to qualify as Incentive Stock Options thereunder.


The 2004 Stock Option Plan and the right of participants to make purchases thereunder are intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The 2004 Stock Option Plan is not a qualified deferred compensation plan under
Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").



PURPOSE


The primary purpose of the 2004 Stock Option Plan is to attract and retain the best available personnel for the Company in order to promote the success of the Company's business and to facilitate the ownership of the Company's stock by employees.


ADMINISTRATION


The 2004 Stock Option Plan is administered by the Company's Board of Directors, as the Board of Directors may be composed from time to time. All questions of interpretation of the 2004 Stock Option Plan are determined by the Board, and its decisions are final and binding upon all participants. Any determination by a majority of the members of the Board of Directors at any meeting, or by written consent in lieu of a meeting, shall be deemed to have been made by the whole Board of Directors.

Notwithstanding the foregoing, the Board of Directors may at any time, or from time to time, appoint a committee (the "Committee") of at least two members of the Board of Directors, and delegate to the Committee the authority of the Board of Directors to administer the Plan. Upon such appointment and delegation, the Committee shall have all the powers, privileges and duties of the Board of Directors, and shall be substituted for the Board of Directors, in the administration of the Plan, subject to certain limitations.

Members of the Board of Directors who are eligible employees are permitted to participate in the 2004 Stock Option Plan, provided that any such eligible member may not vote on any matter affecting the administration of the 2004 Stock Option Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the 2004 Stock Option Plan. In the event that any member of the Board of Directors is at any time not a "disinterested person", as defined in Rule 16b-3(c)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, the Plan shall not be administered by the Board of Directors, and may only by administered by a Committee, all the members of which are disinterested persons, as so defined.


ELIGIBILITY


Under the 2004 Stock Option Plan, options may be granted to key employees, officers, directors or consultants of the Company, as provided in the 2004 Stock Option Plan.


TERMS OF OPTIONS


The term of each Option granted under the Plan shall be contained in a stock option agreement between the Optionee and the Company and such terms shall be determined by the Board of Directors consistent with the provisions of the Plan, including the following:

(a) PURCHASE PRICE. The purchase price of the Common Shares subject to each ISO shall not be less than the fair market value (as set forth in the 2004 Stock Option Plan), or in the case of the grant of an ISO to a Principal Stockholder, not less that 110% of fair market value of such Common Shares at the time such Option is granted. The purchase price of the Common Shares subject to each Non-ISO shall be determined at the time such Option is granted, but in no case less than 85% of the fair market value of such Common Shares at the time such Option is granted.

(b) VESTING. The dates on which each Option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the Board of Directors, in its discretion, at the time such Option is granted.

(c) EXPIRATION. The expiration of each Option shall be fixed by the Board of Directors, in its discretion, at the time such Option is granted; however, unless otherwise determined by the Board of Directors at the time such Option is granted, an Option shall be exercisable for ten(10) years after the date on which it was granted (the "Grant Date"). Each Option shall be subject to earlier termination as expressly provided in the 2004 Stock Option Plan or as determined by the Board of Directors, in its discretion, at the time such Option is granted.

(d) TRANSFERABILITY. No Option shall be transferable, except by will or the laws of descent and distribution, and any Option may be exercised during the lifetime of the Optionee only by him. No Option granted under the Plan shall be subject to execution, attachment or other process.

(e) OPTION ADJUSTMENTS. The aggregate number and class of shares as to which Options may be granted under the Plan, the number and class shares covered by each outstanding Option and the exercise price per share thereof (but not the total price), and all such Options, shall each be proportionately adjusted for any increase decrease in the number of issued Common Shares resulting from split-up spin-off or consolidation of shares or any like Capital adjustment or the payment of any stock dividend.

Except as otherwise provided in the 2004 Stock Option Plan, any Option granted hereunder shall terminate in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company. However, the Optionee shall have the right immediately prior to any such transaction to exercise his Option in whole or in part notwithstanding any otherwise applicable vesting requirements.

(f) TERMINATION, MODIFICATION AND AMENDMENT. The 2004 Stock Option Plan (but not Options previously granted under the Plan) shall terminate ten (10) years from the earlier of the date of its adoption by the Board of Directors or the date on which the Plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, and no Option shall be granted after termination of the Plan. Subject to certain restrictions, the Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Nevada.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS

      Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:


      -     discuss our future expectations;



      - contain projections of our future results of operations or of our financial condition; and



      -     state other "forward-looking" information.


      We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."


CURRENT OVERVIEW


      We were organized in September 2001. We were initially engaged in the sale of finished products, such as utensils and drinking straws, that were manufactured by third parties using our resins that serve as a substitute to fossil fuel based plastics. However, we elected to shift our focus to the development, manufacture and sale of bio-based resins and in August 2005, we commenced the limited sale of resins. Prior to August 2005, primarily all of our revenue was generated through the sale of finished products.

      Each of our finished products and plastics made with our resins are biodegradable, biobased and compostable. The ideal situation, although not required to attain the environmental impact of our products, is for our products to be used in a composting program where the products are discarded on sites that allow a direct return to nature.

      Although the market for our products is worldwide, we have focused sales efforts within the United States with a concentration in the western United States. Our revenues have been generated from the sales of bags (50%), utensils and straws (30%) and cups, plates and other items (20%). As we increase our resin based business, we have been slowly winding down our finished products business. We expect to cease the sale of finished products and to be solely generating revenues based on producing resins by the middle of 2007.

      We intend to market our resins to distinguish them from our larger, more established companies by highlighting the higher temperature resistance and easy process ability for certain applications.

      We were successful in creating this new resin that can be applied to conventional converting equipment, at a price competitive with traditional plastic. We started to test-market commercialization of our biodegradable proprietary materials through the manufacturing of disposable food service ware. Our "plastic" can be used in all major converting processes such as injection molding, thermoforming, blow molding, extrusions, etc. We spent several years on testing not only the physical properties of resins, but also their process ability on conventional equipment. Management believes that it is a key element for the resin to be useable on conventional equipment, and believes that it will be easier for traditional converters to substitute petroleum based resins with our resins.

      Our proprietary substrate is made from annually renewable resources such as corn and potato starch. All of our resins are biobased, biodegradable and compostable, and finished products made of our resin are commercially produced and sold at prices that are competitive with conventional plastic.


      Products made of our resins have been tested for their compostability with specific reference to US standards set by the American Society for Testing and Materials ("ASTM") such as ASTM 6400 D99 or ASTM 6868. Several of our resins, including our resins for injection molding, thermoforming, extrusion coating and blow molding, have passed successfully such standards requirements allowing our company to introduce on the market products, which were the first of their class. For instance, in 2004, we announced that our utensils sold under the brand name NAT-UR(R) were granted the first Biodegradable Products Institute Logo. The ASTM standards are significant in so far as they identify plastic products that will compost satisfactorily in a wide array of municipal or commercial composting facilities. Further, the ASTM standards allow consumers to educate themselves on the appropriate uses and recovery avenues for the compostable plastic products..

      In addition, we had several resins tested for their biobased content. This is an important aspect of the resins, especially now that several State and Federal initiatives are pushing energy independence and use of alternative energy and products. All tests on our products our performed by Advanced Materials Testing Laboratory.

      Although we developed the resins focusing on the properties and environmental aspects of the products, in recent months the drastic increase in petroleum based plastics is creating a momentum for bio-based products.

      Our company so far has concentrated on applications in the food service industry due to an existing and growing demand for "compostable" products. However, we are also exploring the possibility of extending the use of our resins to other fields, such as agriculture, where we are currently working on a research project with potentially large applications in agriculture. The medical field is also of interest to our company, and several conversations have been entertained with professionals from the medical field for specific applications.

      We started to implement a shift into our business model to manufacture resin directly instead of using our resin to make and sell finished products. During the second quarter of 2005, we proceeded with the installation of a large extrusion facility in our plant facility, which we increased by adding an additional 8,000 square feet of space. In doing so, we started to decrease our focus on the sale of finished products towards setting up a resin manufacturing facility.

      Management anticipates that the shift to resin manufacturing will take several months with added equipment investment and management anticipates that the complete shift to resin manufacturing may last for another 18 months. The fist shipment of resin occurred in August 2005. During this period we continued to sell finished products directly and through distributorship arrangements. We purchased additional raw material, compared to the previous year. Such raw material was necessary for the manufacturing of resin. The raw material is accounted for in inventory. Some of the raw material was also used in research and development activity.

      Historically, Yanosan, New Belgium Brewery, City of Portland, Area Distributors and Pollack Paper have each accounted for more than 10% of our revenues each or our prior periods.


CRITICAL ACCOUNTING POLICIES


      Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We monitor our estimates on an on-going basis for changes in facts and circumstances, and material changes in these estimates could occur in the future. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates if past experience or other assumptions do not turn out to be substantially accurate.


      We have identified the policies below as critical to our business operations and the understanding of our results of operations.


      Revenue Recognition. Our revenue recognition polices are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations by us exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005 COMPARED TO THE THREE AND YEAR ENDED DECEMBER 31, 2004.


      Revenues decreased by $73,809, or 11.97%, to $542,699 for the year ended December 31, 2005 compared to the year ended December 31, 2004. The decrease in revenue was a result of setting up new equipment and training technicians.

Cost of Sales

      Cost of sales Cost of sales decreased by $81,784 or 14.16%, to $495,654 for the year ended December 31, 2005 compared to the year ended December 31, 2004. As a percentage of sales, cost of sales was 91.33% for the year ended December 31, 2005 compared to 93.66% for the year ended December 31, 2004, indicating a 2.33% decrease. Management attributes the decrease in cost of sales to a decrease of products being sold. The slight decrease in cost of sales as a percentage of total sales in 2005 also reflects increased efficiency.

Gross Profit

      Gross profit increased $7,975, or 20.41%, to $47,045 for the year ended December 31, 2005 compared to the year ended December 31, 2004. The gross profit margin also increased 136.75% to 8.67% for the year ended December 31, 2005 compared to 6.34% for the year ended December 31, 2004, primarily due to the product mix sold.

General and Administrative Expenses

      General and administrative ("G&A") expenses increased by $766,387, or 314.51%, to $1,010,061 for the year ended December 31, 2005 compared to the year ended December 31, 2004. This increase in G&A expenses was a result of an increase in staff salaries of $165,976, and professional and consulting fees of $307,407.

Research and Development

      Research and development ("R&D") costs increased by $47,161, or 77.43%, to $108,069 for the year ended December 31, 2005 compared to the year ended December 31, 2004. This increase in R&D costs was a result of Cereplast manufacturing its own resin in-house.

Net Loss

      Net loss increased by $832,208, or 290.27%, to $1,118,906 for the year ended December 31, 2005 compared to the year ended December 31, 2004. This increase in net loss was a result of increased G&A expenses and R&D costs for our growth. Currently operating costs exceed revenue because sales are not yet significant. We cannot assure when or if revenue will exceed operating costs.

Liquidity and Capital Resources

      We had net cash of $506,487 at December 31, 2005 as compared to $4,705 at December 31, 2004.


      We had a working capital equity (i.e. the difference between current assets and current liabilities) of $484,062 at December 31, 2005, as compared to a working capital deficit of $95,749 at December 31, 2004. The increase in the working capital equity was due to funds provided by investors in our stock, and an increase in purchasing inventory for the growth of our company during the year ended December 31, 2005.

      On February 13, 2006, we entered into an Periodic Equity Investment Agreement with Cumorah. Pursuant to the Periodic Equity Investment Agreement, we may, at our discretion, periodically sell to Cumorah shares of common stock for a total purchase price of up to $10,000,000, which value was based on negotiations between our company and Cumorah. We sought to enter into a financing arrangement for $10,000,000 as we believe this will satisfy our capital requirements for approximately two years.


      For each share of common stock purchased under the Periodic Equity Investment Agreement, Cumorah will pay us 90% of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the notice date. For example, assuming that 90% of the lowest closing bid price of our common stock during the five consecutive trading days immediately following a notice date is $.52, if we request an advance in the amount of $250,000, Cumorah will be entitled to 534,188 shares of our common stock, which is calculated by dividing $250,000 by $.468.


      Cumorah is restricted from owing in excess of 4.9% of our outstanding common stock. In the event that Cumorah is unable to sell shares of common stock that it acquires under the Periodic Equity Investment Agreement and its ownership equals 4.9% of the our outstanding, then we will not be able to draw down money under the Standby Distribution Agreement. In order to induce Cumorah into entering the Periodic Equity Investment Agreement and funding an amount of up to $10,000,000, Cumorah also received 5,000,000 shares of our common stock upon execution of the Periodic Equity Investment Agreement. We are registering in this offering 20,000,000 shares of common stock to be issued under the Periodic Equity Investment Agreement. We are not aware of any information which could lead our company to believe the full investment under the Periodic Equity Investment Agreement will not be funded if requested by our company, subject to the terms of the Periodic Equity Investment Agreement.



      During the year ended December 31, 2005, we used $1,171,998 of cash for operating activities, as compared to $103,491 during the year ended December 31, 2004. The increase in the use of cash for operating activities was a result of hiring staff, legal fees incurred to go public, and research and development costs incurred to produce the resin in-house.

      Cash used in investing activities to purchase equipment during the year ended December 31, 2005 was $113,627 compared to $2,170 during the year ended December 31, 2004.

      Cash provided by financing activities relating to the issuance of shares of common stock during the year ended December 31, 2005 was $1,583,423, as compared to $0 during the year ended December 31, 2004. In addition, we received $200,000 and $50,000 in funds for the operation of our company, at an interest rate of 9%, due and payable in December 2005, and June 2006 respectively. The note payable for $200,000 due in December 2005 was converted into common stock.

      We will continue to market our products through sales leads, referrals, and marketing to increase its customer base, and will raise further capital through the issuance of common stock.

                                    BUSINESS

History

      We were incorporated on September 29, 2001 in the State of Nevada under the name of Biocorp North America Inc. On March 18, 2005, we filed an amendment to our certificate of incorporation to change our name to Cereplast, Inc.

Overview

      We were initially engaged in the sale of finished products, such as utensils and drinking straws, that were manufactured by third parties using our resins. However, we elected to shift our focus to the development, manufacture and sale of bio-based resins and in August 2005, we commenced the limited sale of resins. Prior to August 2005, primarily all of our revenue was generated through the sale of finished products.

      Each of our finished products have been approved by the Biodegradable Products Institute (BPI), which is a certification program founded by Frederic Scheer, our CEO and President, who currently serves as Chairman Emeritus and a board member of BPI. In 2005 some of our resins were approved by the BPI and we are applying have other approved. In order to have our products and resins approved by BPI, we are required to pay an evaluation fee as well as an annual licensing fee for the use of the BPI logo. The significance of obtaining the logo is to illustrate to consumers that the product will biodegrade, disintegrate and compost. The State of California requires the affixation of the BPI logo in order to market a product as compostable and local agencies and cities are requiring the logo for products to be used in composting programs.

      As we increase our resin based business we have been slowly winding down our finished products business. We expect to cease the sale of finished products and to be solely producing resins by the middle of 2007.

      We are engaged in the development, manufacture and sale of bio-based resins which are used as substitutes for conventional, petroleum based plastics in a variety of applications, including the manufacture of food service items such as utensils, plates, cups and straws. Our bio-based resins are made from renewable resources such as corn, wheat and potato starch, which are bio-degradable, bio-based and compostable. Our resins incorporate several natural ingredients including starch derived from corn starch, wheat starch or potato starch, poly lactic acid and other biodegradable components to insure the physical properties of the end product.

      We manufacture each of our resins at our facility to create various grades of our resins. We then sell our resins to plastic manufacturers. Each of our resins are thermoplastic and can be processed on conventional equipment for various applications including injection molding, thermoforming, blow molding and extrusions. As a result, plastic manufacturers do not need to change their equipment in order to accommodate our resins. We believe our resins provide plastic manufacturers with an environmentally safe and economically viable alternative to conventional, petroleum-based plastics. Our web site address is www.cereplast.com.

Finished Products

      We currently sell finished products including various types of dinnerware such as bowls, plates and utensils that are manufactured by third parties using our resins. During the first quarter of 2005, we commenced the marketing of NAT-UR (R) straws and higher heat resistant utensils. From inception to August 2005, all of our revenues were generated through the sales of finished products. We are currently undergoing a switch in our business plan from the sale of finished products to the manufacture and sale of resins. As we increase our resin based business we have been slowly winding down our finished products business. We expect to cease the sale of finished products and to be solely producing resins by the middle of 2007.

Resins

      Traditional foodservice disposables, wraps, and paperboard are currently manufactured from a variety of materials, including paper and plastic. We believe that none of these materials fully addresses three of the principal challenges facing the foodservice industry; namely performance, price, and environmental impact. We believe plastics that are manufactured with our resins address the combination of these challenges better than traditional alternatives.


      To date, our resins have been used to produce limited commercial quantities of foodservice ware including utensils, plates, cups and straws intended for use by all segments of the foodservice disposable packaging market, including quick-service restaurants, food and facilities management companies, the U.S. government, universities/colleges, and retail operations. These products were manufactured using our resins which minimize the harmful impact on the environment without sacrificing competitive price or performance.


      Our resins are primarily made from abundantly available and low cost natural raw materials such as starch from annually renewable crops such as corn, wheat and potatoes. We believe that foodservice disposables made of our resins will offer certain significant environmental benefits, will have comparable or superior performance characteristics, such as greater strength and rigidity, and can be commercially produced and sold at prices that are competitive with comparable conventional paper and plastic foodservice disposables.

      Our resins can be used in the following conventional processes:


      -     Injection molding to manufacture utensils, plates and cups.



      -     Thermoforming to manufacture cups and hard plates.



      -     Blow film to manufacture film for compostable bags.



      -     Blow molding to manufacture bottles and other containers



      -     Extrusion for paper lamination or for straws.


Industry Overview

      The end market for our resins encompass the entire plastic industry. However, we have elected to focus on the food service packaging industry, which we believe is more environmentally sensitive and in need of environmentally friendly packaging.

      Our objective is to establish our resins as the preferred resin supplier for plastics manufacturers producing disposable packaging material for the foodservice industry throughout the world based on comparable performance, environmental superiority and competitive pricing. Our approach for achieving this objective has been to:


      - manufacture our resins at our facility and to license our resin producing technology to strategically selected manufacturing or operating partners to manufacture, market, distribute and sell our resins;



      - demonstrate customer acceptance and demand for our resins through key market leaders and environmental groups; and



      - demonstrate the manufacturability and improved economics with initial strategic partners.


      We have commenced manufacturing of our resins and intend to license our patented technology to other manufacturers on a world wide basis. Our goal is to establish our resins as the preferred choice of large plastic manufacturers supplying the food service industry. Waste collection bags and foodservice ware made from our resins are currently sold through retail outlets such as Wild Oats, Whole Food Market and Walgreens primarily in areas where bio-degradable waste bags are mandated for the handling of compostable organic wastes or where food waste composting has been introduced.

      In addition to the United States, we believe the market opportunity for plastics made with our bio-degradable resins is particularly strong in Europe and parts of Asia due to heightened environmental concerns and government regulations. In Europe, environmental legislation, such as the so-called "Green Dot" laws have created an opportunity for environmentally preferable products. Meanwhile, new regulations in many Asian countries have mandated a reduction in polystyrene production stimulating an increased demand for foodservice packaging manufactured from acceptable alternative materials. Furthermore, we believe improvements in the Asian and European composting and recycling infrastructure are expected to facilitate the use of environmentally preferable products.


Marketing


      In order to achieve our objective of establishing our resins as the preferred resin for plastic manufacturers producing disposable packaging in the foodservice industry, we intend to engage in the following marketing strategies:


      - develop resins for use in products which deliver comparable or greater performance, are competitively priced and offer environmental advantages as compared to traditional packaging alternatives



      - demonstrate customer demand as well as product performance and positioning



      -     educate the market and build awareness for the Nat-UR(R) brand



      - prove manufacturability and economics of foodservice packaging produced utilizing our resins



      - license our resin technology to strategic manufacturing partners to manufacture, market, distribute and sell plastics manufactured with our resin technology.


Manufacturing

      We manufacture our bio-based resins in our facility at 3421-3433 West El Segundo Boulevard, Hawthorne, California 90250. Our facility consists of an approximately 25,000 square foot manufacturing area, equipped with machine tools and other industrial equipment, plus storage for materials. This facility is adequate for our present manufacturing needs.

      Our manufacturing process for creating resins consists of blending the component ingredients of a proprietary composite material in an industrial mixer, then processing such ingredients through heat and extrusion with a custom designed extruder installed at our facility. The resins are subject to drying and packaged at the facility. We use Poly Lactic Acid (PLA) purchased from NatureWorks , LLC. (formerly Cargill Dow LLC) ("NatureWorks") and readily available natural raw materials, such as potato or corn starch, as well as natural organic compound and blend. All the ingredients are processed in very specific percentages according to proprietary formulations.

      Since our resins engineered from readily available, low-cost natural raw materials such as poly lactic acid and starch, we believe our products can be manufactured cost-effectively at commercial production levels. We have entered into an agreement with NatureWorks for the provision of poly lactic acid resins. In the event that we are unable to obtain poly lactic acid resins from NatureWorks our operations may be negatively impacted. All other materials, including starches are readily available. There are no exclusive suppliers for our other raw materials including the starches, which are available from numerous suppliers

      Over the past several years, we have devoted resources to develop finished products and to demonstrate the commercial viability of our resins. To date, we have produced limited amounts of resins on production lines but we have demonstrated that our proprietary resins can be processed on conventional equipment.

Intellectual Property

      We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. In addition, we have filed for patent and trademark protection for our proprietary technology. We were granted registration of our trademark, Nat-Ur(R) in the United States. We have filed for patent protection of our technology in the United States and in Europe. Our patent applications are pending and the patent application numbers are 10/788,542 and 10//789,549 in the United States. In late 2005 and early 2006, we filed two additional patents applications with the US Patent Office under number:
11/293,517 on December 1, 2005 and 11/365,579 filed on February 28, 2006. We can give no assurance that any such patent will be granted for our resin technology.


      We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights.


Competition

      Competition among resin providers for food and beverage container manufacturers in the foodservice industry and in the finished product industry is intense. Historically, we have been engaged in the sale of finished biodegradable products but we are presently in the process of winding down the sale of finished products and shifting our core focus to the sale of resins to food and beverage container manufacturers. For our finished products, we compete on the basis of price and we have a large market presence. Based on our research, we believe that the finished products that we offer are of equal to or superior quality at less cost. Our primary competitors in the finished product market include Polargruppen, BiogroupUSA and Wei Mon Industries.

      In the resin industry, we compete with BASF, Cargill-Dow, DuPont, Eastman Chemical-Novamont and Dow Chemical. Virtually all of these competitors have greater financial and marketing resources at their disposal than our company, and many have established supply, production and distribution relationships and channels. Companies producing competitive products may reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of our resin. In addition, we also compete with companies that provide petroleum based raw materials to plastic manufacturers. As we have only recently switched our focus to the sale of resins, our market presence is limited. We intend to compete with our larger, better financed competitors by highlighting our resins' higher temperature resistance and easy process ability for certain applications.

      Several paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their harmful environmental impact, one major basis upon which we intend to compete. A number of companies have introduced, or are attempting to develop, biodegradable starch-based materials, plastics, or other materials that may be positioned as potential environmentally superior packaging alternatives. It is expected that many existing packaging manufacturers may actively seek to develop competitive alternatives to products and processes utilizing their own resins or resins developed by our competitors.

Government Regulation

      The manufacture, sale and use of our resins are subject to regulation by the U.S. Food and Drug Administration (the "FDA"). The FDA's regulations are concerned with substances used in food packaging materials. Thus, food and beverage containers are in compliance with FDA regulations if the components used in the food and beverage containers:


      - are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or



      - are generally recognized as safe for their intended uses and are of suitable purity for those intended uses.


      We believe that our resins are in compliance with all requirements of the FDA and do not require FDA approval prior to the sale of our products. We cannot be certain, however, that the FDA will agree with these conclusions.

Research and Development


      We are currently researching new applications in various industries including agriculture, medical and electronics. Our research includes researching new methods of improving processing on conventional equipment and developing new material with higher heat resistance. In the medical field, we are researching the possibility of improving the strength of material and control the speed of biodegradation. For applications in the agriculture industry, we are studying the use of biodegradable resin to substitute certain part of equipment currently made of conventional petroleum based plastics. We are also studying tear resistance and overall strength of materials produced with our resins.

Description of Property

      We currently maintain our executive offices and research and development facilities at 3421-3433 West El Segundo Boulevard, Hawthorne, California 90250, and our telephone number is (310) 676-5000. This facility consists of about 25,000 square foot manufacturing facility and approximately 2,000 square feet of office space. Our lease for these facilities requires that we pay $11,700 per month in rent. This facility is in good working condition and we expect this facility to satisfy our needs for the next 12 months. In February 2006 we added space consisting of 3,000 square feet adjacent to our building for an additional monthly rent of $2,250 expiring in January 2010.

Legal Proceedings

      We are not involved currently in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

Employees

      We have twelve full time employees and one part time employee. None of our employees are represented by a labor organization.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are as follows:


NAME AND ADDRESS          AGE                 POSITION
----------------          ---                 --------
Frederic Scheer           51                  President, CEO and a Director

Raylan Jensen             65                  Director

Brian Altounian           42                  Director

William Kelly             58                  Senior Vice President - Technology

Robert L. Dobbs           38                  Vice President  - Sales

Russell Wegner            44                  Vice President - Marketing and
                                              Regional Planning



FREDERIC SCHEER, our President, CEO and a director, became involved in the biodegradable plastics industry in 1994 when, serving as a financial consultant, he organized the buyout of Novamont, SpA, then a division of Montedison, an Italian resin manufacturer and research company. Subsequently, Mr. Scheer secured the exclusive distribution rights in North America for Mater-Bi(TM), a 100% biodegradable resin patented and produced by Novamont, and started distribution of Mater-Bi in North America. This platform allowed Mr. Scheer to access the emerging industry at that time. Mr. Scheer then created the Biodegradable Products Institute (BPI). Prior to his engagement in the biodegradable industry in 1994, Mr. Scheer worked at ING and Credit Suisse in Europe. Mr. Scheer holds a Doctor of Laws from the University of Paris, a Masters Degree in Finance and a Masters Degree in Political Sciences from Institut d'Etudes Politiques, Paris, France. Mr. Scheer, a US citizen is fluent in French, Spanish, Italian and English.



RAYLAN JENSEN, director, has served since June 1994 as the President of Sunn Classic Pictures, a wholly owned subsidiary of Sunn Classic Pictures, Inc., where he is engaged in the financing, business planning and product acquisition in connection with film distribution. From 1990 to 1996, Mr. Jensen served as the President and Chief Operating Officer of Cofitras Entertainment, a video and motion pictures company.



BRIAN ALTOUNIAN, director, has served since June 2003 as the Chairman and Interim CEO of XsunX, Inc. (OTCBB: XSNX) which is developing a solar technology that allows glass windows to produce electricity from the power of the sun. From January 2000 to June 2003, Mr. Altounian served as the Executive Vice President, CFO and COO of Main Course Technologies/Plyent, technology startup. Mr. Altounian received a BA in Psychology from the University of California - Los Angeles and an MBA from Pepperdine University.



WILLIAM KELLY, Senior Vice President of Technology, has worked as a specialist in polymer product development for the last 26 years in which he has been involved in the development of thermoplastic materials. From 1999 to 2002, Mr. Kelly served as the Technical Service and Development manager for Hycail BV and from 1995 to 1998 as the Technical Service Manager for Chronpol Inc. Mr. Kelly graduated in 1976 from SUNY-Albany with a BS in Chemistry.



ROBERT DOBBS, Vice President - Sales, has over 12 years of experience in the restaurant industry and casual sining in packaging development. Among his past experience, Mr. Dobbs worked at Perseco in Chicago as Product manager from 1996 to 1997 and worked at Yum Brands Restaurants, the parent company for Pizza Hut, Taco Bell, KFC, Long John Silvers and A&W from 1997 to 2002. From 2002 to the present, Mr. Dobbs managed his own package consulting and national sales account agency. Mr. Dobbs hold a BS in Packaging from Michigan State University.

RUSSELL WEGNER, Vice President - Marketing and Regional Planning, has served since 2003 as the Vice President, Marketing and Regional Planning in our San Francisco office. From 1992 to present, Mr. Wegner has served as the President of Work of Art Catering, Inc., a company which he founded that is engaged in catering and event planning. Mr. Wegner has a Finance Degree and MBA in Management of Science, Technology, and Innovation from George Washington University.


      The above listed directors will serve until the next annual meeting of the stockholders or until their death, resignation, retirement, removal, or disqualification, and until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. Our officers serve at the will of the Board of Directors. There are no agreements or understandings for any officer or director to resign at the request of another person and no officer or director is acting on behalf of or will act at the direction of any other person. There is no family relationship between any of our executive officers or directors.

BOARD COMMITTEES


AUDIT COMMITTEE


      The audit committee of the board of directors reviews the internal accounting procedures of our company and consults with and reviews the services provided by our independent accountants. The audit committee consists of Messrs. Jensen and Altounian, both of whom are considered to be independent. The audit committee held no meetings in 2004. Mr. Altounian serves as the financial expert on the Audit Committee.


COMPENSATION COMMITTEE


      The compensation committee of the board of directors:


      - reviews and recommends to the board the compensation and benefits of our executive officers;



      -     administers our stock option plans and employee stock purchase plan;
            and



      - establishes and reviews general policies relating to compensation and employee benefits.


      The compensation committee consists of Messrs Scheer, Jensen and Altounian. No interlocking relationships exist between the board of directors or compensation committee and the board of directors or compensation committee of any other company. During the past fiscal year the compensation committee had no meetings.

DIRECTOR COMPENSATION. Our directors do not receive any cash or other compensation for their service as members of the Board of Directors, although they are reimbursed for travel and lodging expenses in connection with attendance at Board meetings.

Code of Ethics

      We have adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees.

                             EXECUTIVE COMPENSATION

      The following tables set forth certain information regarding our CEO. No officer of our company has received a total annual salary and bonus for the fiscal year ending December 31, 2004, 2003 and 2002 exceeding $100,000.


                           SUMMARY COMPENSATION TABLE



                                   ANNUAL COMPENSATION           LONG TERM COMPENSATION

                                                              SECURITIES       ALL OTHER
                                                              UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR   SALARY ($)   BONUS ($)   OPTIONS (#S)       ($)

Frederic Scheer, President    2005   $66,250      $0          0              $0

                              2004   $0           $0          0              $0


We did not pay to our Chief Executive Officer or any executive officer any compensation intended to serve as incentive for performance to occur over a period longer than one year pursuant to a long-term incentive plan in the years ended December 31, 2003 and December 31, 2004.

We do not have any defined benefit or actuarial plan with respect to our Chief Executive Officer or any executive officer under which benefits are determined primarily by final compensation and years of service.


STOCK OPTION GRANTS IN LAST FISCAL YEAR


      We did not grant stock options during the year ended December 31, 2005.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR


      None of the named executive officers exercised options during the year ended December 31, 2005.


EMPLOYMENT AGREEMENTS


      We presently do not have any employment agreements. We have entered into the following agreements with our executive officers:


      - We entered into a Memorandum of Understanding with William Kelly on September 16, 2002. Mr. Kelly is an executive officer of our company. The Memorandum of Understanding outlines a collaboration between Mr. Kelly and our company whereby Mr. Kelly has agreed to provide our company with technical assistance in the development of our products. The term of the Memorandum is for a period of ten years and provides that a final, definitive agreement will be entered.



      - On February 11, 2003, we entered into an agency agreement with Work of Art Catering, a company owed by Russell Wegner, an executive officer and a shareholder of our company. Pursuant to such agreement, Mr. Wegner agreed to provide sales assistance for our products in the San Francisco area. We are required to pay Mr. Wegner a minimum of 5% on all sales generated through Mr. Wegner.

      -     On August 22, 2003, we entered into an Agency Agreement with Robert
            L. Dobbs, an executive officer and shareholder of our company. Pursuant to the Agency Agreement, Mr. Dobbs has agreed to represent our company in the food service industry and will receive a commission on all sales resulting from his efforts.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


            The following table sets forth information regarding the beneficial ownership of our common stock as of April 19, 2006. The information in this table provides the ownership information for:



      - each person known by us to be the beneficial owner of more than 5% of our Common Stock;



      -     each of our directors;



      -     each of our executive officers; and



      -     our executive officers and directors as a group.



            Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership is based on 199,483,262 shares outstanding on April 19, 2006, and assuming the exercise of any options or warrants or conversion of any convertible securities held by such person, which are presently exercisable or will become exercisable within 60 days after April 19, 2006.



                                         NUMBER OF SHARES BENEFICIALLY
     NAME AND ADDRESS                                OWNED                       PERCENT OF CLASS
Frederic Scheer(1)(2)                             113,585,000                          56.93%

Raylen Jensen(1)                                    1,000,000                               *

Brian Altounian(1)                                  1,159,000                               *

William Kelly(1)                                    1,000,000                               *

Robert L. Dobbs(1)                                    495,000                               *

Russell Wegner(1)                                   6,158,625                           3.09%

Wings Fund, Inc. (3)                                4,081,320                           2.05%

Julie-Anne O'Rear                                  11,250,000                           5.64%

All officers and directors as a                   123,397,625                          61.86%
Group (6 people)

*Less than one percent
** Address is c/o Cereplast, Inc., 3421-3433 West El Segundo Boulevard, Hawthorne, California 90250

(1) Officer and/or director of our company.
(2) Mr. Scheer beneficially owns such shares jointly with his wife, Jocelyne Scheer.
(3) Karen M. Graham is the sole owner of Wings Fund, Inc. Ms. Graham has voting and dispositive control over such shares held by Wings Fund, Inc.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK


      We are authorized to issue up to 475,000,000 shares of common stock, $.0001 par value per share. As of April 19, 2006, there were 199,483,262 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.


      We have appointed US Stock Transfer Corporation, 1745 Gardena Avenue, Glendale CA 91204-2991, as transfer agent for our shares of common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During 2002 and 2003, we issued an aggregate of 117,800,000 shares of common stock to Frederic Scheer in consideration for services in organizing our company.

      We entered into a Memorandum of Understanding with William Kelly on September 16, 2002. Mr. Kelly is an executive officer of our company. The Memorandum of Understanding outlines a collaboration between Mr. Kelly and our company whereby Mr. Kelly has agreed to provide our company with technical assistance in the development of our products. The Memorandum of Understanding does not specifically address the compensation to be received by Mr. Kelly for his services to our company. Accordingly, we pay Mr. Kelly for his services on a case by case basis. As of August 1, 2005, Mr. Kelly has received approximately $71,000 in compensation from our company and has been issued 1,000,000 shares of common stock for services. The term of the Memorandum is for a period of ten years and provides that the Memorandum shall govern the relationship between our company and Mr. Kelly until such time that a final, definitive agreement is entered.

      On February 11, 2003, we entered into an agency agreement with Work of Art Catering, a company owed by Russell Wegner, an executive officer and a shareholder of our company. Pursuant to such agreement, Mr. Wegner agreed to provide sales assistance for our products in the San Francisco area. We are required to pay Mr. Wegner a minimum of 5% on all sales generated through Mr. Wegner. To date, Mr. Wegner has received fees in the amount of $21,142 and 6,158,625 shares of common stock.

      On August 22, 2003, we entered into an Agency Agreement with Robert L. Dobbs, an executive officer and shareholder of our company. Pursuant to the Agency Agreement, Mr. Dobbs has agreed to represent our company in the food service industry and will receive a commission on all sales resulting from his efforts. Mr. Dobbs received 495,000 shares of common stock for his services.

      Jocelyne Scheer, a shareholder of our company and the wife of Frederic Scheer, the President, CEO and a director of our company, has extended various loans to our company in the aggregate amount of approximately $340,000. These loans were consolidated into one loan on March 5, 2005. These loans bear interest at 6% and will be repaid not before June 2006. In the event that we default on this loan, we are required to pay the loan plus all interest and a penalty of $1,000 per day.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer

(including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.


      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                              PLAN OF DISTRIBUTION

      The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. This registration statement does not cover sales by donees, pledgees, transferees or other successors-in-interest of Cumorah. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:


      - ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
      - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
      - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
      - an exchange distribution in accordance with the rules of the applicable exchange;
      -     privately-negotiated transactions;
      - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
      -     through the writing of options on the shares;
      -     a combination of any such methods of sale; and
      -     any other method permitted pursuant to applicable law.


      The selling stockholders, except for Cumorah, may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

      The selling stockholders may also engage puts, calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. Cumorah and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, is an "underwriter" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

      The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

      The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

      We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders, may be required to make in respect of such liabilities.

      If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                                  PENNY STOCK

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:


      - that a broker or dealer approve a person's account for transactions in penny stocks; and
      - the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.


      In order to approve a person's account for transactions in penny stocks, the broker or dealer must


      - obtain financial information and investment experience objectives of the person; and
      - make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.


      The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:


      - sets forth the basis on which the broker or dealer made the suitability determination; and
      - that the broker or dealer received a signed, written agreement from the investor prior to the transaction.


      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS


      The following table presents information regarding the selling stockholders, which includes the selling stockholders set forth below as well as the transferees, pledgees, donees or successors of The Madison Trust and Mr. Stappas. A description of each selling stockholder's relationship to our Company and how each selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.



                                                                          SHARES TO BE ACQUIRED UNDER
                                                                                PERIODIC EQUITY
                                                                             INVESTMENT AGREEMENT
                                           SHARES BENEFICIALLY OWNED      ---------------------------    SHARES BENEFICIALLY OWNED
                                            PRIOR TO THE OFFERING                                          AFTER THE OFFERING (2)
                                       -------------------------------                                   -------------------------
               NAME                        NUMBER          PERCENT (1)     NUMBER          PERCENT (1)    NUMBER         PERCENT
------------------------------------   ----------------    -----------    ----------       -----------   --------       ----------
Cumorah Capital, Inc.                    10,349,918 (3)       4.9%        20,000,000         9.21%           0              0%
3225 McLeod Drive, Suite 100
Las Vegas, Nevada  89121


The Madison Trust  (4)                      500,000            *                 N/A           N/A           0              0%
1846 Mountaintop Road
Bridgwater, NJ  08807


Christopher Stappas (4)                  2,500,000            1.27%              N/A           N/A           0              0%



* Less than 1%.
(1) Applicable percentage ownership is based on 199,483,262 shares of common stock outstanding as of April 19, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of April 19, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of April 19, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) Assumes that all securities registered will be sold and that all shares of common stock underlying the Periodic Equity Investment Agreement will be issued.
(3) Represents (i) 5,000,000 shares issued to Cumorah upon execution of the Periodic Equity Investment Agreement and (ii) 5,349,918 shares of common stock that are issuable pursuant to the Periodic Equity Investment Agreement, which represents the maximum permitted ownership that the selling stockholder can own at one time (and therefore, offer for resale at any one time) equal to 4.9% of the outstanding common stock as required by the Periodic Equity Investment Agreement. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes and the Periodic Equity Investment Agreement is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.
(4) The selling stockholder acquired the shares being offered for resale pursuant to this prospectus in a private transaction with a third party stockholder.


      We will file a prospectus supplement to reflect changes to the selling stockholder information including sales of a material amount of securities by Cumorah and to disclose sales under the Periodic Equity Investment

Agreement by our company to Cumorah. In addition , we will file a prospectus supplement to name successors to any named selling stockholders who are able to use the prospectus to resell the securities


      The following information contains a description of each selling stockholder's relationship to us and how each selling stockholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with our Company:


      Thomas Stappas, trustee for The Madison Trust, makes all investment decisions on behalf of The Madison Trust.

      Cumorah is the investor under the Periodic Equity Investment Agreement and a holder of shares of common stock. All investment decisions of Cumorah are made by William E. Beifuss, Jr., its sole officer, director and shareholder. Cumorah acquired all shares being registered in this offering in financing transactions with us. Those transactions are explained below:


            PERIODIC EQUITY INVESTMENT AGREEMENT. On February 13, 2006, we entered into an Periodic Equity Investment Agreement with Cumorah. Pursuant to the Periodic Equity Investment Agreement, we may, at our discretion, periodically sell to Cumorah shares of common stock for a total purchase price of up to $10,000,000, which value was based on negotiations between our company and Cumorah. We sought to enter into a financing arrangement for $10,000,000 as we believe this will satisfy our capital requirements for approximately two years.



            We considered alternative financing methods, including a private placement of shares to accredited investors and a private placement of convertible debentures to private funds. We elected to proceed with the equity line credit facility as the terms offered by Cumorah, including the extent of the discount that it would purchase its shares and, in turn, the dilution to our shareholders, were more favorable for our company as compared to the other financings.



            For each share of common stock purchased under the Periodic Equity Investment Agreement, Cumorah will pay us 90% of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the notice date. For example, assuming that 90% of the lowest closing bid price of our common stock during the five consecutive trading days immediately following a notice date is $0.78, if we request an advance in the amount of $250,000, Cumorah will be entitled to 356,125 shares of our common stock, which is calculated by dividing $250,000 by $0.702.



            Cumorah is restricted from owing in excess of 4.9% of our outstanding common stock. In the event that Cumorah is unable to sell shares of common stock that it acquires under the Periodic Equity Investment Agreement and its ownership equals 4.9% of the our outstanding, then we will not be able to draw down money under the Standby Distribution Agreement. In order to induce Cumorah into entering the Periodic Equity Investment Agreement and funding an amount of up to $10,000,000, Cumorah also received 5,000,000 shares of our common stock upon execution of the Periodic Equity Investment Agreement. We are registering in this offering 20,000,000 shares of common stock to be issued under the Periodic Equity Investment Agreement. We are not aware of any information which could lead our company to believe the full investment under the Periodic Equity Investment Agreement will not be funded if requested by our company, subject to the terms of the Periodic Equity Investment Agreement.

                      PERIODIC EQUITY INVESTMENT AGREEMENT



      SUMMARY. On February 13, 2006, we entered into an Periodic Equity Investment Agreement with Cumorah. Pursuant to the Periodic Equity Investment Agreement, we may, at our discretion, periodically sell to Cumorah shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Periodic Equity Investment Agreement, Cumorah will pay us 90% of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the notice date. For example, assuming that 90% of the lowest closing bid price of our common stock during the five consecutive trading days immediately following a notice date is $.52, if we request an advance in the amount of $250,000, Cumorah will be entitled to 534,188 shares of our common stock, which is calculated by dividing $250,000 by $.468.


      We are registering in this offering 20,000,000 shares of common stock to be issued under the Periodic Equity Investment Agreement. Cumorah is a private corporation. Cumorah is restricted from owing in excess of 4.9% of our outstanding common stock. In the event that Cumorah is unable to sell shares of common stock that it acquires under the Periodic Equity Investment Agreement and its ownership equals 4.9% of the our outstanding, then we will not be able to draw down money under the Standby Distribution Agreement.


      PERIODIC EQUITY INVESTMENT AGREEMENT EXPLAINED. Pursuant to the Periodic Equity Investment Agreement, we may periodically sell shares of common stock to Cumorah to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after written notice of such a request, at which time we will deliver shares of common stock and Cumorah will pay the advance amount.


      We may request advances under the Periodic Equity Investment Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cumorah has advanced $10,000,000 or two years after the effective date of the accompanying registration statement, whichever occurs first. Cumorah is irrevocably bound to purchase the requested shares upon receipt of an advance notice from our company as long as a registration statement covering the requested shares is effective, the sale and issuance of the securities is legally permitted, we have filed all reports under the Securities Exchange Act of 1934, our securities are DWAC eligible, we have complied with all material terms of the Periodic Equity Investment Agreement, the trading of our common stock has not been suspended and the amount of the advance shall not exceed 4.99% of our then outstanding shares of common stock.

      The amount of each advance is subject to an aggregate maximum advance amount of $250,000. The amount available under the Periodic Equity Investment Agreement is not dependent on the price or volume of our common stock. Cumorah may not own more than 4.9% of our outstanding common stock at any time. Because Cumorah can repeatedly acquire and sell shares, this limitation does not limit the potential dilutive effect or the total number of shares that Cumorah may receive under the Periodic Equity Investment Agreement. In the event that Cumorah is unable to sell its shares and its percentage ownership is equal to 4.9% of our outstanding common stock, we will not be able to request an advance under the Periodic Equity Investment Agreement as Cumorah is restricted to owning more than 4.9% of our outstanding common stock. In addition, Cumorah may terminate the Periodic Equity Investment Agreement upon the occurrence of the following:


            - there shall occur any stop order or suspension of the effectiveness of this prospectus for an aggregate of 50 trading days, other than due to the acts of Cumorah;



            - we shall fail to keep our company listed on the Over the Counter Bulletin Board and such failure shall continue for 30 days;



            - we shall fail to cause our common stock to be registered under the Securities Exchange Act of 1934 and such failure shall continue for 30 days; and



            -     two years after the effective date of this prospectus.

      Cumorah is not required to pay for shares under the Periodic Equity Investment Agreement if any of the following occur:


            - this prospectus shall not be declared effective or fail to remain effective;



            - the SEC has issued or intends to issue a stop order with respect to the prospectus or that the SEC otherwise has suspended or withdrawn the effectiveness of the prospectus;



            - the sale and issuance of the shares of common stock shall not be legally permitted by all laws and regulations that we are subject to;



            - there shall not exist any fundamental changes to the information set forth in this prospectus such as a the existence of a material acquisition or change in our business, which would require us to file a post-effective amendment, such as a material event;



            -     our trading shall be suspended by the SEC or the OTCBB; and



            - the amount of the advance requested shall result in Cumorah owning in excess of 4.9% of our outstanding common stock, which, as of April 19, 2006 was 10,477,018.


            Cumorah as an equity line investor understands that it may not use Rule 144 to resell the securities and may not transfer or assign the securities.

            In the event that Cumorah should fail to perform any of its obligations under the Periodic Equity Investment Agreement, then we are not obligated to issue shares thereunder.

            We cannot predict the actual number of shares of common stock that will be issued pursuant to the Periodic Equity Investment Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions.


            The following is an example of the amount of shares of our common stock issuable in connection with an advance of $250,000 under the Periodic Equity Investment Agreement, based on market prices 25%, 50% and 75% below the market price as of April 19, 2006 of $0.78:



 % Below    Price Per                      Number of Shares
  market      Share     Discount of 10%        Issuable        Percentage of Stock*
----------  ---------  -----------------  ------------------  ----------------------
25%         $.5265     $.4739               527,593           0.26%
50%         $.3510     $.3159               791,390           0.40%
75%         $.1580     $.1580             1,582,779           0.79%


*Based upon 199,483,262 shares of common stock outstanding.


      We are registering a total of 20,000,000 shares of common stock for the sale under the Periodic Equity Investment Agreement. The issuance of shares under the Periodic Equity Investment Agreement may result in a change of control. Up to 20,000,000 shares of common stock could be issued under the Periodic Equity Investment Agreement. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of us by electing its or their own directors. This could happen, for example, if Cumorah sold the shares purchased under the Periodic Equity Investment Agreement to the same purchaser.


      Proceeds used under the Periodic Equity Investment Agreement will be used in the manner set forth in the

"Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

      We expect to incur expenses of approximately $45,000 consisting primarily of professional fees incurred in connection with this registration.

                                 LEGAL MATTERS

      Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                    EXPERTS


      ROSE , SNYDER & JACOBS, Independent Auditors, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements for the period ended December 31, 2004 that appear in the prospectus. HJ Associates & Consultants, LLP, Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements for the period ended December 31, 2005 that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent certified registered public accounting firm's opinion based on their expertise in accounting and auditing.


                 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

      On or about December 22, 2005, we engaged HJ Associates & Consultants, LLP, Certified Public Accountants ("New Accountant") to audit and review our financial statements for the fiscal year ending December 31, 2005. The New Accountant has been engaged for general audit and review services and not because of any particular transaction or accounting principle, or because of any disagreement with our former accountant, Rose, Snyder & Jacobs, a corporation of certified public accountants (the "Former Accountant").

      The Former Accountant was dismissed effective December 22, 2005. The Former Accountant's reports on our financial statements during its past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles, except for the qualification reflected in its going concern disclosure regarding our company contained in its audit report for the fiscal year ended December 31, 2004, included with the Company's Form SB-2 registration statement filed with the Securities and Exchange Commission on July 5, 2005. The decision to change accountants was recommended and approved by our Board of Directors. During the fiscal years ended December 31, 2003 and December 31, 2004 and through the date hereof, we did not have any disagreements with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the Former Accountant's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

      The New Accountant was engaged effective December 22, 2005. The New Accountant was engaged for general audit and review services and not because of any particular transaction or accounting principle, or because of any disagreement with the Former Accountant. A letter from the Former Accountant addressed to the Securities and Exchange Commission was requested by the Company and was filed as an exhibit to a Form 8-K Current Report.


                             AVAILABLE INFORMATION


      We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Cereplast, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

      We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E., Washington D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or by phone at 1-800-SEC-0330.

                         INDEX TO FINANCIAL STATEMENTS

                                CEREPLAST, INC.

                              FINANCIAL STATEMENTS

For the Years Ended December 31, 2005 and December 31, 2004


      Reports of Independent Registered Public Accounting Firms              F-1
      Balance Sheets                                                         F-3
      Statements of Operations                                               F-4
      Statement of Capital Deficit                                           F-5
      Statements of Cash Flow                                                F-6
      Notes to Financial Statements                                          F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Cereplast, Inc.
Hawthorne, CA

We have audited the balance sheet of Cereplast, Inc. as of December 31, 2005, and the related statement of operations, stockholders' equity, and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cereplast, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

HJ Associates & Consultants, LLP
Salt Lake City, UT
March 18, 2006

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders Cereplast, Inc.

We have audited the accompanying statement of operations, shareholders' deficit and cash flows of Cereplast, Inc. (the "Company") for the year ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Cereplast, Inc. for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has sustained operating losses since its inception and has negative working capital and a shareholders' deficit during the year ended December 31, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rose, Snyder & Jacobs
A Corporation of Public Accountants

Encino, California
June 21, 2005

                                 CEREPLAST, INC.
                            CONDENSED BALANCE SHEETS
                                DECEMBER 31, 2005


Current Assets
   Cash                                                            $   506,487
   Accounts Receivable, Net                                             46,963
   Inventory                                                           290,105
   Employee Advances                                                     1,300
   Prepaid Expenses                                                    172,686
                                                                   -----------
                        Total Current Assets                         1,017,541
                                                                   -----------

Property and Equipment
   Property and Equipment                                              456,537
    Accumulated Depreciation and Amortization                          (83,098)
                                                                   -----------
                       Net Property and Equipment                      373,439
                                                                   -----------

Other Assets
   Intangibles, Net                                                      1,965
   Deposits                                                             22,437
                                                                   -----------
                        Total Other Assets                              24,402
                                                                   -----------

                       Total Assets                                $ 1,415,382
                                                                   ===========

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
   Accounts Payable                                                $   229,402
   Other Payable                                                         6,819
   Accrued Expenses                                                    107,640
   Credit Lines                                                         67,629
   Note Payable, Customer                                               50,000
   Shareholder's Loan                                                  126,125
   Capital Leases, Current Portion                                      41,128
   Loan Payable, Current Portion                                         9,736
                                                                   -----------
                      Total Current Liabilities                        638,479
                                                                   -----------

Long-Term Liabilities
   Captial Leases                                                      125,283
   Loan Payable                                                         25,426
                                                                   -----------
                       Total Long-Term Liabilities                     150,709
                                                                   -----------

                       Total Liabilities                               789,188

Shareholders' Equity
      Preferred Stock, $0.001 par value;
      5,000,0000 authorized preferred shares Common
      Stock, $0.001 par value; 495,000,000 authorized shares;

      183,913,262 shares issued and outstanding                        183,914
      Subscription receivable                                         (105,000)
     Additional Paid in Capital                                      2,108,611
     Accumulated Deficit S-Corporation                                (442,425)
     Accumulated Deficit                                            (1,118,906)
                                                                   -----------
                      Total Shareholders' Equity                       626,194
                                                                   -----------

                      Total Liabilities and Shareholders' Equity   $ 1,415,382
                                                                   ===========

                                 CEREPLAST, INC.
                            STATEMENTS OF OPERATIONS
                           DECEMBER 31, 2005 AND 2004


                                                         Year Ended
                                                -------------------------------
                                                December 31,     December 31,
                                                    2005             2004
                                                -------------    --------------
REVENUES                                        $     542,699    $     616,508

COST OF SALES                                         495,654          577,438
                                                -------------    -------------

             GROSS PROFIT                              47,045           39,070

OPERATING EXPENSES
  Administrative Expenses                           1,010,061          243,674
  Research and Development                            108,069           60,908
                                                -------------    -------------
                                                    1,118,130          304,582
                                                -------------    -------------

LOSS FROM OPERATIONS BEFORE OTHER EXPENSES         (1,071,085)        (265,512)

OTHER EXPENSES
  Interest                                            (47,821)         (21,186)
                                                -------------    -------------

                  NET LOSS                      $  (1,118,906)   $    (286,698)
                                                =============    =============

BASIC AND DILUTED LOSS PER SHARE                $       (0.01)   $       (0.00)
                                                =============    =============

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING        154,259,837      128,546,583
                                                =============    =============

                                 CEREPLAST, INC.
                       STATEMENT OF SHAREHOLDERS' DEFICIT
                           DECEMBER 31, 2005 AND 2004

                                                                             Common stock                    Preferred stock
                                                                      ---------------------------     ----------------------------
                                                                         Shares          Amount          Shares           Amount
                                                                      -----------     -----------     -----------      -----------
Balance, December 31, 2003                                            123,172,500     $   123,173              --      $        --

Issuance of preferred stock in February 2004 for cash
(75,000 preferred shares issued at $1.00 per share)                            --              --          75,000               75

Issuance of common stock in March 2004 for services
(6,406,125 common shares issued at fair value)                          6,406,125           6,406              --               --

Issuance of common stock in December 2004 for services
(247,500 common shares issued at fair value)                              247,500             248              --               --

Net Loss for the Year Ended December 31, 2004                                  --              --              --               --
                                                                      -----------     -----------     -----------      -----------
Balance, December 31, 2004                                            129,826,125     $   129,827          75,000      $        75

Issuance of common stock in March 2005 for cash
(2,000,031 common shares issued at $0.02 per share )                    2,000,031           2,000              --               --

Issuance of common stock in March 2005 for cash
(660,000 common shares issued at $0.03 per share )                        660,000             660              --               --

Converted preferred shares to common shares                             2,475,000           2,475         (75,000)             (75)

Issuance of common stock in April 2005 for cash
(25,000,000 common shares issued at $0.02 per share)                   25,000,000          25,000              --               --

Issuance of common stock in April 2005 for services
(660,000 common shares issued at $0.02 per share)                         660,000             660              --               --

Issuance of common stock in April 2005 for services
(678,106 common shares issued at fair value)                              678,106             678              --               --

Issuance of common stock in April 2005 for cash
(415,000 common shares issued at $0.10 per share)                         415,000             415              --               --

Issuance of common stock in May 2005 for cash
(212,000 common shares issued at $0.10 per share)                         212,000             212              --               --


Issuance of common stock in June 2005 for cash
(215,000 common shares issued at $0.10 per share)                         215,000             215              --               --

Issuance of common stock in July 2005 for cash
(30,000 common shares issued at $0.10 per share)                           30,000              30              --               --

Issuance of common stock in October 2005 for cash
(3,010,000 common stock issued at $0.05 per share)                      3,010,000           3,010         147,490          150,500

Issuance of common stock in November 2005 for cash
(7,85,000 common stock issued at $0.10 per share)                       7,850,000           7,850         777,150          785,000

Issuance of common stock in December 2005 for services
(673,000 common stock issued at fair value)                               673,000             673          66,627           67,300

Issurance of common stock in December 2005 for services
(159,000 common stock issued at fair value)                               159,000             159          15,741           15,900

Issuance of common stock in December 2005 for debt
(8,000,000 common stock issued for conversion of debt)                  8,000,000           8,000         192,000          200,000

Issuance of common stock in December 2005 for director services
(1,000,0000 common stock issued for services)                           1,000,000           1,000          24,000           25,000

Common stock subscribed                                                 1,050,000           1,050         103,950               --

Net Loss for the Year Ended December 31, 2005                                  --              --              --               --
                                                                      -----------     -----------     -----------      -----------

Balance, December 31, 2005                                            183,913,262     $   183,914              --      $        --
                                                                      ===========     ===========     ===========      ===========

                                                                      Additional
                                                                        Paid-in         Accumulated
                                                                        Capital           Deficit          Total
                                                                      -----------      -------------    -----------
Balance, December 31, 2003                                            $     1,827      $    (155,727)   $   (30,727)

Issuance of preferred stock in February 2004 for cash
(75,000 preferred shares issued at $1.00 per share)                        74,925                 --         75,000

Issuance of common stock in March 2004 for services
(6,406,125 common shares issued at fair value)                             58,296                 --         64,702

Issuance of common stock in December 2004 for services
(247,500 common shares issued at fair value)                                2,252                 --          2,500

Net Loss for the Year Ended December 31, 2004                                  --           (286,698)      (286,698)
                                                                      -----------      -------------    -----------
Balance, December 31, 2004                                            $   137,300      $    (442,425)   $  (175,223)

Issuance of common stock in March 2005 for cash
(2,000,031 common shares issued at $0.02 per share )                       37,975                 --         39,975

Issuance of common stock in March 2005 for cash
(660,000 common shares issued at $0.03 per share )                         20,588                 --         21,248

Converted preferred shares to common shares                                (2,400)                --             --

Issuance of common stock in April 2005 for cash
(25,000,000 common shares issued at $0.02 per share)                      475,000                 --        500,000

Issuance of common stock in April 2005 for services
(660,000 common shares issued at $0.02 per share)                          12,540                 --         13,200

Issuance of common stock in April 2005 for services
(678,106 common shares issued at fair value)                               14,322                 --         15,000

Issuance of common stock in April 2005 for cash
(415,000 common shares issued at $0.10 per share)                          41,085                 --         41,500

Issuance of common stock in May 2005 for cash
(212,000 common shares issued at $0.10 per share)                          20,988                 --         21,200

Issuance of common stock in June 2005 for cash
(215,000 common shares issued at $0.10 per share)                          21,285                 --         21,500

Issuance of common stock in July 2005 for cash
(30,000 common shares issued at $0.10 per share)                            2,970                 --          3,000

Issuance of common stock in October 2005 for cash
(3,010,000 common stock issued at $0.05 per share)                        147,490                           150,500

Issuance of common stock in November 2005 for cash
(7,85,000 common stock issued at $0.10 per share)                         777,150                           785,000

Issuance of common stock in December 2005 for services
(673,000 common stock issued at fair value)                                66,627                            67,300

Issurance of common stock in December 2005 for services
(159,000 common stock issued at fair value)                                15,741                            15,900

Issuance of common stock in December 2005 for debt
(8,000,000 common stock issued for conversion of debt)                    192,000                           200,000

Issuance of common stock in December 2005 for director services
(1,000,0000 common stock issued for services)                              24,000                            25,000

Common stock subscribed                                                   103,950                                --

Net Loss for the Year Ended December 31, 2005                                  --         (1,118,906)    (1,118,906)
                                                                      -----------      -------------    -----------
Balance, December 31, 2005                                            $ 2,108,611      $  (1,118,906)   $   626,194
                                                                      -----------      -------------    -----------

                                 CEREPLAST, INC.
                             STATEMENT OF CASH FLOWS
                           DECEMBER 31, 2005 AND 2004

                                                                                Year End
                                                                      ---------------------------
                                                                      December 31,   December 31,
                                                                          2005           2004
                                                                      ------------   ------------
            CASH FLOWS FROM OPERATING ACTIVITIES:
                   Net loss                                           $(1,118,906)   $  (286,698)
                   Adjustment to reconcile net loss to net cash
                     used in operating activities
                   Depreciation and amortization                           48,731         24,347
                   Common stock issued for services                       136,400         67,202
                       (Increase) Decrease in:
                      Accounts Receivable                                 (11,381)       (15,492)
                      Inventory                                           (95,932)        21,613
                      Employee advances                                    (1,300)            --
                      Deposits                                            (20,753)        (1,684)
                      Prepaid Expenses                                   (172,686)            --
                      Increase (Decrease) in:
                       Accounts Payable                                     8,960         89,822
                       Other Payables                                       6,819             --
                       Accrued Expenses                                    48,050         (2,601)
                                                                      -----------    -----------
                          NET CASH USED IN OPERATING ACTIVITIES        (1,171,998)      (103,491)
                                                                      -----------    -----------

            NET CASH USED IN INVESTING ACTIVITIES:
                Purchase of property and equipment, and intangibles      (113,627)        (2,170)
                                                                      -----------    -----------

            CASH FLOWS FROM FINANCING ACTIVITIES:
                Advances from shareholders                                 37,860         38,749
                Payments on advances from shareholders                    (69,904)      (133,313)
                Advances on  Credit Lines                                  35,417         22,087
                Payments on Capital Leases                                (40,787)        (4,211)
                Payments on Term Loan Payable                              (9,102)        (5,736)
                Funds received from Term Loan Payable                          --         50,000
                Proceeds from Notes Payable                               250,000             --
                Proceeds from issuance of preferred stock                      --         75,000
                Proceeds from issuance of common stock                  1,583,923             --
                                                                      -----------    -----------
                          NET CASH PROVIDED BY FINANCING ACTIVITIES     1,787,407         42,576
                                                                      -----------    -----------

                             NET INCREASE (DECREASE) IN CASH              501,782        (63,085)

            CASH, BEGINNING OF PERIOD                                       4,705         67,790
                                                                      -----------    -----------
            CASH, END OF PERIOD                                       $   506,487    $     4,705
                                                                      ===========    ===========

            SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
               Interest paid                                          $    15,981    $     8,574
                                                                      ===========    ===========
               Taxes paid                                             $        --    $        --
                                                                      ===========    ===========

SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS During the year ended December 31, 2005, the Company issued 3,170,106 shares valued at $136,400 fair value for services; the Company purchased $183,700 of molds and equipment under capital leases; In addition the Company issued 8,000,000 shares in conversion of a promissory note valued at $200,000. During the year ended December 31, 2004, the Company issued 6,653,625 shares valued at $67,202 for services; In addition the Company purchased $27,709 of molds and equipment under capital leases.

                                 CEREPLAST, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

1. ORGANIZATION AND LINE OF BUSINESS


                                  ORGANIZATION


Cereplast, Inc. (the "Company") was incorporated in the state of Nevada on September 29, 2001. The Company, based in Hawthorne California, began commercial operations January 1, 2002 to provide products and services for biodegradable packaging and organic waste systems in the food service and beverage industries. In 2005, the Company started to re-direct its operations toward resin manufacturing and expanded its operations in renting an industrial facility with a warehouse space. In addition, the company enjoyed the use a warehouse space in Mexico.


                                LINE OF BUSINESS


The Company has developed a breakthrough technology to produce proprietary bio-based resins, which are used as substitutes for conventional petroleum-based plastics in a variety of applications, including the manufacture of food service items such as utensils, plates, cups, and straws as well as agricultural applications. The company was validating its technology in selling finished products but since mid-2005 the Company started its transition to become only a resin manufacturer.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Cereplast is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.


                               REVENUE RECOGNITION


The Company recognizes revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.


                                USE OF ESTIMATES


The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.


                            CASH AND CASH EQUIVALENT


The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.


                               ACCOUNTS RECEIVABLE


The Company maintains an allowance for doubtful accounts for estimated losses that may arise if any of its customers are unable to make required payments. Management performs a review of the receivables past due from the customers on a monthly basis and reserves against uncollectible items for each customer after all reasonable means of collection have been exhausted, and the potential for recovery is considered remote. The allowance for doubtful accounts was $3,002 as of December 31, 2005.

                                 CEREPLAST, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


                                   INVENTORIES


Inventories are stated at the lower of cost (first-in, first-out basis) or market, and consists of finished goods, raw materials, and work-in-process. As of December 31, 2005, the inventories are as follows:


                   Finished Goods                $162,799
                   Raw Materials                   97,626
                   Work-In-Process                 29,680
                                                 --------
                                                 $290,105
                                                 ========



                             PROPERTY AND EQUIPMENT


Property and equipment are stated at cost, and depreciation is computed on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are between 5-7 years. Repairs and maintenance expenditures are charged to expense as incurred. Property and Equipment consist of:


                                                                       2005
                                                                     --------
   Molds                                                             $126,000
   Dryers                                                              11,800
   Equipment                                                          290,468
   Furniture & Fixtures                                                 5,456
   Computer Equipment                                                  22,813
                                                                     --------
                                                                      456,537
   Less Accumulated Depreciation                                       83,098
                                                                     --------
   Net Property and Equipment                                        $373,439
                                                                     ========


Fair Value of Financial Instruments

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. The amounts reported for cash, accounts receivable, accounts payable, accrued interest and other expenses, approximate their fair value because of their short maturities.


                                   ADVERTISING


The Company expenses advertising costs as incurred. Advertising costs for the year ended December 31, 2005 and 2004 were $6,440 and $6,937, respectively.


                         RESEARCH AND DEVELOPMENT COSTS


Research and development costs are charged to expense as incurred. These cost consist primarily to produce resin and testing of product. The costs for the years ended December 31, 2005 and 2004 were $108,069 and $60,908 respectively.


                                  INCOME TAXES


As of January 2005 the status of the corporation changed from a Subchapter S Corporation to a C Corporation. The Company uses the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized.

                                 CEREPLAST, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


                                  COMMON SHARES


All common shares amounts give effect to a thirty-three for one stock split that occurred in the first quarter of 2005.


                           LOSS PER SHARE CALCULATIONS


The Company adopted Statement of Financial Standards ("SFAS") No. 128 for the calculation of "Loss per Share". SFAS No. 128 dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company's diluted loss per share is the same as the basic loss per share for the year ended December 31, 2005 and 2004 as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.


                    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, Share-based Payment. SFAS 123R revises SFAS 123 and supersedes APB 25. SFAS 123R will be effective for the year ending December 31, 2006, and applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. Under SFAS 123R, we will be required to follow a fair value approach using an option-pricing model, such as the Black-Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option. The adoption of SFAS 123R is not expected to have a material impact on our results of operations.

In December 2004, the Financial Accounting Standards Board issued two FASB Staff Positions - FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

In March 2005, the SEC released Staff Accounting Bulletin No. 107, "Share-Based Payment" ("SAB 107"), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff's views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact SAB 107 will have on our financial statements.

                                 CEREPLAST, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004


              RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (CONTINUED)


In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its financial position or results of operations or cash flows.

In May 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections." This new standard replaces APB Opinion No. 20, "Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements," and represents another step in the FASB's goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement." The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005 . The Company has evaluated the impact of the adoption of Statement 154 and does not believe the impact will be significant to the Company's overall results of operations or financial position.

3. CAPITAL STOCK

During the years ended December 31, 2005 and 2004 the Company issued 28,532,031 shares of common stock for cash of $648,423; 1,338,106 shares were issued for services with a fair value of 28,200; 2,475,000 shares of common stock issued for conversion of 75,000 preferred shares; Through a private placement, which was made in reliance upon an exemption from registration under rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, 10,820,000 restricted shares of common stock were issued for cash of $935,500; In addition 1,832,000 restricted shares of common stock were issued for services with a fair value of $108,200; 8,000,000 restricted shares of common stock were issued for conversion of debt for $200,000; 1,050,000 restricted subscribed shares for cash of $105,000; 75,000 shares of preferred stock for cash of $75,000; and 201,625 shares of common stock for services valued at $67,202; At December 31, 2005, 2,085,000 shares of common stock were transferred from the stockholder to various Transferees, and certificates were reissued with restrictive transfer legend to the Transferees pursuant to Section 4(1) of the Act ; subsequent to the year ended December 31, 2004, the Company increased its authorized shares to 500,000,000, and effected a thirty-three for one stock split.

4. REVOLVING LINES OF CREDIT

The Company has a revolving line of credit of $25,000.The borrowings under the credit line as of December 31, 2005 was $24,125. The credit line expires on November 7, 2006. The rate of interest is tied to the prime index. As of December 31, 2005 and 2004, interest expense was $2,733 and $2,153 respectively.

The Company has another revolving line of credit of $20,000. The borrowings under this credit line as of December 31, 2005was $20,095. The interest rate is prime plus 8.75%, with an annual fee of $150 and a credit protection fee of $0.35 per $100 average daily balance. As of December 31, 2005 and 2004, interest expense was $2,907 and $0 respectively.

                                 CEREPLAST, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

4. REVOLVING LINES OF CREDIT (Continued)

Also, the Company had a cash reserve line of credit for $1,000 tied to a credit card with an interest rate of 16.80%. The balance as of December 31, 2005 and 2004 were $0 and $882.

The Company has another revolving credit line in the amount of $25,000. The borrowings under this credit line as of December 31, 2005 was $23,409. The rate of interest is prime plus 5.75%. The monthly payments vary based on the amount outstanding on the line of credit. As of December 31, 2005 and 2004, interest expense was $2,451 and $0 respectively.

5. RENTAL LEASE

In January 2005, the Company entered into a sublease and lease agreement for office, industrial and warehouse space. The sublease commenced in February 2005 with monthly rents of $3,200, and expires in July 2006. Upon expiration of the sublease, the Company will lease the same space, which will commence in August 2006 with monthly rents of $4,550, and expires in January 2010.

In May 2005, the Company entered into a lease agreement for office and warehouse space. The lease commenced June 1, 2005 with monthly rents of $5,920, and expires in January 2010.

6. LOAN PAYABLE

During the year ended December 31, 2004, the Company obtained a term loan payable in the amount of $50,000, which bears interest at the rate of 6.75% per annum, and matures in 2009. The monthly payments are $984 with principal and interest. The future payments on the loan payable is as follows:


                   Years ending
                   December 31,
        -------------------------------------
                        2006                                     9,736
                        2007                                    10,413
                        2008                                    11,139
                        2009                                     3,874
                                                              --------
                                                                35,162

        Less Current Portion of Loan Payable                     9,736
                                                              --------
        Long Term Portion of Loan Payable                     $ 25,426
                                                              ========

                                 CEREPLAST, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

7. DEFERRED TAX BENEFIT

At December 31, 2005, the Company has available federal and state cumulative net operating loss carryforwards of approximately $1,118,906, which expires at dates that have not been determined.

The difference between the Company's effective income tax rate and the statutory federal rate for the years ended December 31, 2005 and 2004 relates primarily to losses incurred for which no tax benefit was recognized, due to the uncertainty of realization. The valuation allowance was $163,000 and $0 at December 31, 2005 and 2004, respectively. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to significant annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

A reconciliation of income tax expense that would result from applying the U.S. Federal and State rate of 40% to pre-tax income from continuing operations for the years ended December 31, 2005 and 2004, with federal income tax expense presented in the financial statements is as follows.


                                                          2005         2004
                                                       ---------    ---------
   Income tax benefit computed at U.S. Federal
     statutory rate (34%)                              $(380,428)   $      --
   State income taxes, net of benefit federal taxes      (67,134)
   Meals & Entertainment                                   2,929           --
   Accrued Compensation                                    7,000           --
   Less Valuation Allowance                              437,633           --
                                                       ---------    ---------
   Income tax expense                                  $      --    $      --
                                                       =========    =========


The deferred income tax benefit at December 31, 2005 and 2004 reflects the impact of temporary differences between the amounts of assets and liabilities recorded for financial reporting purposes and such amounts as measured in accordance with tax laws. The items, which comprise a significant portion of deferred tax assets and liabilities are approximately as follows:


                                                         2005          2004
                                                      ---------     ---------
   Deferred tax assets:
         NOL Carryover                                $ 437,633     $      --
   Deferred tax liabilities:                                 --            --
   Less valuation allowance                            (437,633)           --
                                                      ---------     ---------
   Deferred income tax asset                          $      --     $      --
                                                      =========     =========


The change in the valuation allowance during the year ended December 31, 2005 is $438,000.

                                 CEREPLAST, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

8. CAPTIAL LEASE OBLIGATIONS

At December 31, 2005, capital lease obligations are as follows:

   Capital lease at 20% interest, with monthly principal and interest payments of
     $674 due December 2008, secured by mold equipment.
     The purchase option at the end of the lease  is $1.00.                                       $ 18,394

   Capital lease at 32% interest, with monthly principal and interest payments of $47 due February 2008, secured by a computer. The
     purchase option at the end of the lease is $1.00.                                                 863

   Capital lease at 32% interest, with monthly principal and interest payments of
     $18 due February 2008, secured by computer equipment.
     The purchase option at the end of the lease is $1.00.                                             325

   Capital lease at 15% interest, with monthly principal and interest payments of
     $513 due January 2010, secured by mold equipment.
     The purchase option at the end of the lease is $1.00                                           18,756

   Capital lease at 22% interest, with monthly principal and interest payments of
     $820 due January 2007, secured by mold equipment.
     The purchase option at the end of the lease is $1.00                                           16,767

   Capital lease at 12% interest, with monthly principal and interest payments of
     $214 due January 2007, secured by equipment.
     The purchase option at the end of the lease is $1.00                                            4,567

   Capital lease at 22% interest, with monthly principal and interest payments of
     $214 due January 2007, secured by equipment.
     The purchase option at the end of the lease is $1.00                                            3,162

   Capital lease at 13% interest, with monthly principal and interest payments of
     $1,128 due January 2009, secured by equipment.
     The purchase option at the end of the lease is $1.00                                           36,269

   Capital lease at 29% interest, with monthly principal and interest payments of
     $1,369 due January 2010, secured by equipment.
     The purchase option at the end of the lease is $1.00                                           40,860

   Capital lease at 21% interest, with monthly principal and interest payments of
     $1,028 due January 2008, secured by equipment.
     The purchase option at the end of the lease is $1.00                                           26,448
                                                                                                 ---------
                                                                                                 $ 166,411
   Less current portion                                                                             41,128
                                                                                                 ---------
                                                                                                 $ 125,283
                                                                                                 =========

                                 CEREPLAST, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

8. CAPTIAL LEASE OBLIGATIONS (Continued)

Future payments on capital lease obligations are as follows:


                    Years ending
                    December 31,
         -------------------------------------
                          2006                                   72,345
                          2007                                   71,520
                          2008                                   57,588
                          2009                                   27,098
                          2010                                    8,728
                                                              ---------
                     Total Payments                             237,279
                  Less Interest portion                          70,868
                                                              ---------
            Present value of future payments                  $ 166,411
                                                              =========


Leased assets under capital obligations, comprised of warehouse equipment, and computer equipment is as follows at December 31, 2005:


         Assets under capitalized leases                      $ 211,409
         Accumulated amortization                                28,680
                                                              ---------
                                                              $ 182,729
                                                              =========


The assets have been recorded under property and equipment, and are being amortized over the estimated lives of the assets leased. Amortization of assets leased is included in depreciation and amortization expense.

9. RELATED PARTY

At December 31, 2005 and 2004, the loans in the amount of $126,125 and $158,170, respectively, are from the shareholders, and bear interest payable at the rate of 6% per year. The principal is due in June 2006.

During the nine months ended September 30, 2005, one of the Company's customers loaned $50,000 to the Company at the rate of 9% per year. The principal and interest is due and payable in June 2006.

10. SUBSEQUENT EVENTS

On or about January 4, 2006, the majority shareholder transferred 2,130,000 shares of common stock to various Transferees and reissued certificates with restrictive transfer legend to the Transferees pursuant to Section 4(1) of the Act.

                                 CEREPLAST, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

On or about January 15, 2006, the Company commenced a private placement of up to eight million (8,000,000) shares of its common stock (the "Shares") at a price of twelve and half cents ($0.125) per Share. The private placement, which was made in reliance upon an exemption from registration under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended, was terminated by the Company on February 15, 2006. The Company raised approximately $1,346,275 in gross proceeds from this offering.

In February 2006, the Company entered into a new lease agreement for additional industrial and warehouse space, with monthly rents of $2,250, and expires in January 2010.

February 2006, the Company entered into a $10,000,000 private equity line of financing agreement with Cumorah Capital, Inc. (the Investor), with a commitment period of twenty-four months. Based on the amount of the advance, the Investor can purchase shares of common stock at an exchange rate equal to 90% of the market price during the pricing period. A 5,000,000 shares commitment fee was paid by the Company at time of closing.

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.



      Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.



      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:



NATURE OF EXPENSE AMOUNT



SEC Registration fee                $  2,007.32
Accounting fees and expenses          45,000.00*
Legal fees and expenses               50,000.00*
Miscellaneous                          5,000.00
                                    -----------
                       TOTAL        $102,007.32*
                                    ===========



* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.



      In 2002, Cereplast, Inc. (the "Company") issued 800,250 shares of common stock to Frederic Scheer in consideration for services in organizing the Company.



      In 2002, the Company issued 24,750 shares of common stock to Rose Peters in consideration for services in organizing the Company



      In February 2003, the Company issued 222,750 shares of common stock to Rose Peters in consideration for services in organizing the Company



      In February 2003, the Company issued 7,202,250 shares of common stock to Frederic Scheer in consideration for services in organizing the Company.



      In February 2003, the Company issued 110,797,500 shares of common stock to Frederic Scheer in consideration for services in organizing the Company.



      In September 2003, the Company issued 1,729,926 shares of common stock to Nathalie Leblanc in consideration for cash in the amount of $41,937.



      In September 2003, the Company issued 2,395,074 shares of common stock to Nathalie Leblanc in consideration for the conversion of debt in the amount of $58,062.



      On September 1, 2003, the Company issued 75,000 shares of Preferred Stock to Nathalie Leblanc in consideration for cash in the amount of $75,000. No underwriting discounts or commissions were paid in connection with this sale.



      In March 2004, the Company issued 6,158,625 shares of common stock to Russell Wegner in consideration for services rendered to the Company.



      In March 2004, the Company issued 247,500 shares of common stock to Matthew Penrose in consideration for sales and marketing services rendered to the Company.



      In March 2004, the Company issued 247,500 shares of common stock to Stephan Garden in consideration for accounting services rendered to the Company.



      In March 2005, the Company issued 2,000,031 shares of common stock to Philippe Paumier in consideration for net proceeds in the amount of $39,975. No underwriting discounts or commissions were paid in connection with this sale.



      In March 2005, the Company issued 660,000 shares of common stock to Sam & Jacqueline Benharros in consideration for cash in the amount of $21,248. No underwriting discounts or commissions were paid in connection with this sale.



      In March 2005, the Company issued 2,475,000 shares of common stock to Nathalie Leblanc in consideration for the conversion of 75,000 preferred shares of stock of the Company.



      In April 2005, the Company sold 25,000,000 million shares to Wings Fund, Inc. and received proceeds of $500,000. No underwriting discounts or commissions were paid in connection with this sale.



      To obtain funding for our ongoing operations, pursuant to an offering conducted under Rule 506 of Regulation D, as promulgated under the Securities Act of 1933, during the period commencing in April 2005 through July 2005, we sold 872,000 shares of common stock to 75 accredited investors at a price of $0.10 per share for aggregate consideration of $87,200. No underwriting discounts or commissions were paid in connection with this sale.

      In April 2005, the Company issued 678,106 shares of common stock to Eller Herhman LLP in consideration for legal services.



      In April 2005, the Company issued 495,000 shares of common stock to Robert Dobbs, an executive officer and shareholder of the Company, in consideration for marketing and technical services provided.



      In April 2005, the Company issued 165,000 shares of common stock to Roman Vuille, a consultant of the Company, in consideration for legal services rendered to the Company.



      In October 2005, we commenced a private placement of up to four million (4,000,000) shares of its common stock at a price of five cents ($0.05) per Share. The private placement, which was made in reliance upon an exemption from registration under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended, was terminated by the Company on November 12, 2005. The Company raised approximately $145,500 in gross proceeds (approximately $138,950 in net proceeds) from this offering.



      The net cash proceeds of approximately $138,950 from this offering of Common Stock were utilized to pay costs associated with expansion of our manufacturing facility, research and development, test marketing, advertising and marketing, raw materials, accounts payable, and for general working capital.



      In November 2005, the Company commenced a private placement of up to ten million (10,073,000) shares of its common stock at a price of ten cents ($0.10) per share for gross proceeds in the amount of $1,007,300. The private placement was made in reliance upon an exemption from registration under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended. The offering terminated in December 2005.



      On February 13, 2006, we entered into an Periodic Equity Investment Agreement with Cumorah. Pursuant to the Periodic Equity Investment Agreement, we may, at our discretion, periodically sell to Cumorah shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Periodic Equity Investment Agreement, Cumorah will pay us 90% of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the notice date. For example, assuming that 90% of the lowest closing bid price of our common stock during the five consecutive trading days immediately following a notice date is $.52, if we request an advance in the amount of $250,000, Cumorah will be entitled to 534,188 shares of our common stock, which is calculated by dividing $250,000 by $.468. Cumorah is restricted from owing in excess of 4.9% of our outstanding common stock. In the event that Cumorah is unable to sell shares of common stock that it acquires under the Periodic Equity Investment Agreement and its ownership equals 4.9% of the our outstanding, then we will not be able to draw down money under the Standby Distribution Agreement. Cumorah also received 5,000,000 shares of our common stock upon execution of the Periodic Equity Investment Agreement. We are registering in this offering 20,000,000 shares of common stock to be issued under the Periodic Equity Investment Agreement.



      On January 15, 2006, the Company commenced a private placement which closed on February 14, 2006. The Company sold 10,330,000 shares of its common stock at a price of $0.125 per share for gross proceeds in the amount of $1,291,250. The private placement was made in reliance upon an exemption from registration under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended. The offering terminated on February 14, 2006.



      *All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

      Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

      ITEM 27. EXHIBITS.



      The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Cereplast, Inc., a Delaware corporation.



Exhibit
Number      Description
------      -----------
3.1         Articles of Incorporation. (1)

3.2         Certificate of Amendment to the Articles of Incorporation dated
            February 26, 2003 (1)

3.3         Certificate of Amendment to the Articles of Incorporation dated July
            19, 1004 (1)

3.4         Certificate of Amendment to the Articles of Incorporation dated
            March 18, 2005 (1)

3.5         Bylaws (1)

4.1 Form of Subscription Agreement used in connection with private offering dated April 2005 (2)

4.2         Stock Option Plan(2)

4.3 Form of Subscription Agreement used in connection with private offering of 872,000 shares of common stock(2)

4.4 Periodic Equity Investment Agreement dated February 13, 2006 by and between the Company and Cumorah Capital, Inc.(5)

4.5 Registration Rights Agreement dated February 13, 2006 by and between the Company and Cumorah Capital, Inc.(5)

4.6         Amendment to the Registration Rights Agreement dated March 27, 2006 by and between the Company and Cumorah Capital, Inc.(6)

5.1         Sichenzia Ross Friedman Ference LLP Opinion and Consent

10.1        Sale and Purchase Agreement entered between the Company and Cargill
            Dow LLC(2)

10.2        Memorandum of Understanding Entered with William Kelly(2)

10.3        Agency Agreement entered with Russell Wegner(2)

10.4        Agency Agreement entered with Robert Dobbs(2)

10.5        Lease entered with El Segundo/Yukon Partners LLC (3)

10.6        Promissory Note in the amount of $100,000 in the name of Wings Fund
            Inc. (3)

10.7        Promissory Note in the amount of $50,000 in the name of Yanosan
            Group (3)

14.1        Code of Ethics(1)

16.1 Letter from Rose, Snyder & Jacobs, a corporation of certified public accountants, dated

            January 5, 2006. (4)

23.1        Consent of ROSE, SNYDER & JACOBS

23.2        Consent of HJ Associates & Consultants,  LLP

23.3        Consent of legal counsel (see Exhibit 5.1).



----------



(1) Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated July 5, 2005



(2) Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated August 26, 2005



(3) Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated September 21, 2005



(4) Incorporated by reference to the Form 8-K/A Current Report filed with the Securities and Exchange Commission dated January 6, 2006



(5) Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated February 14, 2006



(6) Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated April 3, 2006



ITEM 28. UNDERTAKINGS.



The undersigned registrant hereby undertakes to:



      (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:



            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");



            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and



            (iii) Include any additional or changed material information on the plan of distribution.



      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.



      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



      (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:



            (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

            (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;



            (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and



            (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.



      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



      In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Hawthorne, California, on April 21, 2006.



                                 CEREPLAST, INC.



                                           By: /s/Frederic Scheer
                                           ----------------------
                                           Frederic Scheer, President, Chief
                                           Executive Officer,
                                           Principal Financial/Accounting
                                           Officer and Director




      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



                                           By: /s/Frederic Scheer
                                           ----------------------
                                           Frederic Scheer, President, Chief
                                           Executive Officer,
                                           Principal Financial/Accounting
                                           Officer and Director



                                           By: /s/Raylen Jensen
                                           --------------------
                                           Raylen Jensen, Director



                                           By: /s/Brian Altounian
                                           ----------------------
                                           Brian Altounian, Director